UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

LENNOX INTERNATIONAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

2140 Lake Park Blvd.

Richardson, Texas 75080

April 7, 2017

Dear Stockholders:

It is my pleasure to invite you to the 2017 Annual Meeting of Stockholders of Lennox International Inc. The meeting will be held at 10:30 a.m., local time, on Thursday, May 18, 2017, at the Lennox International Inc. Corporate Headquarters, 2140 Lake Park Blvd., Richardson, Texas 75080.

Lennox has elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need while conserving natural resources and lowering the cost of delivery. On or about April 7, 2017, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our Proxy Statement for our 2017 Annual Meeting of Stockholders and fiscal 2016 Annual Report to stockholders. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail.

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement describe the items of business that will be discussed and voted upon during the meeting.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the 2017 Annual Meeting of Stockholders, we urge you to vote and submit your proxy by Internet, telephone or mail, pursuant to the instructions on your Notice or your proxy card. We encourage you to vote by Internet or telephone. It is convenient and saves the Company postage and other costs. Please use the website or telephone number shown on your Notice or your proxy card to vote by Internet or telephone. If you attend the meeting you will have the right to revoke the proxy and vote your shares in person.

On behalf of management and our Board of Directors, I want to thank you for your continued support and confidence in 2017.

Sincerely,

Todd M. Bluedorn
Chairman of the Board and Chief Executive Officer

2140 Lake Park Blvd.

Richardson, Texas 75080

April 7, 2017

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2017

The 2017 Annual Meeting of Stockholders of Lennox International Inc. will be held on Thursday, May 18, 2017 at 10:30 a.m., local time, at the Lennox International Inc. Corporate Headquarters, 2140 Lake Park Blvd., Richardson, Texas 75080, to:

•	elect four Class I directors to hold office for a three-year term expiring at the 2020 Annual Meeting of Stockholders;

•	ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year;

•	conduct an advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement;

•	conduct an advisory vote on the frequency of future advisory votes on the compensation of our NEOs; and

•	transact any other business that may properly come before the Annual Meeting of Stockholders in accordance with the terms of our Amended and Restated Bylaws.

The Board of Directors has determined that our stockholders of record at the close of business on March 22, 2017 are entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2017. This Proxy Statement and the Annual Report to Stockholders are available on our website at http://www.lennoxinternational.com/financialrep.html and also at the website appearing on your Notice or your proxy card. A Proxy Statement, Proxy Card, and Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, accompany this Notice.

Most stockholders have a choice of voting on the Internet, by telephone or by mail. Please refer to your Notice, proxy card or other voting instructions included with these proxy materials for information on the voting method(s) available to you. If you vote by Internet or telephone, you do not need to return your proxy card. If your shares are held in the name of a brokerage firm, bank or other nominee of record, follow the voting instructions you receive from such holder of record to vote your shares.

By Order of the Board of Directors,

John D. Torres
Corporate Secretary

-i-

GENERAL INFORMATION REGARDING THE 2017

ANNUAL MEETING OF STOCKHOLDERS

Meeting Date and Location

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of Lennox International Inc. (also referred to in this Proxy Statement as the “Company,” “us,” “we,” or “our”) will be held on Thursday, May 18, 2017 at 10:30 a.m., local time, at the Company’s Corporate Headquarters, 2140 Lake Park Blvd., Richardson, Texas 75080. We began mailing or making available this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, Proxy Card and Annual Report to Stockholders, which includes our Annual Report on Form 10-K, to our stockholders on or about April 7, 2017 for the purpose of soliciting proxies on behalf of our Board of Directors (“Board”).

Matters to be Voted On

At the meeting, you will be asked to vote on four proposals. Our Board recommends you vote “for” each of the director nominees (Proposal 1), “for” Proposals 2 and 3 and “for” “one year” on Proposal 4. The proposals to be voted on at the Annual Meeting are:

•	Proposal 1: To elect four Class I directors to hold office for a three-year term expiring at the 2020 Annual Meeting of Stockholders;

•	Proposal 2: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year;

•	Proposal 3: To conduct an advisory vote to approve the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement; and

•	Proposal 4: To conduct an advisory vote on the frequency of future advisory votes on the compensation of our NEOs.

Record Versus Beneficial Ownership of Shares

If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” If you are a stockholder of record, we sent our proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank, you are considered the “beneficial owner” of shares held in street name. In that case, our proxy materials have been forwarded to you by your broker or bank, which is considered, with respect to those shares, the stockholder of record. Your broker or bank will also send you instructions on how to vote. If you have not heard from your broker or bank, please contact them as soon as possible.

Record Date and Number of Votes

You are entitled to vote at the Annual Meeting if you were a stockholder of record at the close of business on March 22, 2017, our Annual Meeting record date. At the close of business on the record date, there were 42,430,906 shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Quorum Requirement

A quorum is required to transact business at the Annual Meeting. To achieve a quorum at the Annual Meeting, stockholders holding a majority of our outstanding shares of common stock entitled to vote must be present either in person or represented by proxy. Shares held by us in treasury will not count towards the calculation of a quorum.

If a quorum is not present at the Annual Meeting, we expect the Annual Meeting will be adjourned or postponed to solicit additional proxies. In such event, the Chairman or stockholders representing a majority of the outstanding shares entitled to vote at the Annual Meeting and present in person or by proxy at the meeting may adjourn the Annual Meeting.

Abstentions and Broker Non-Votes

If a broker or bank holds shares in “street name” (that is, in the name of a bank, broker, nominee or other holder of record) and the beneficial owner does not provide the broker or bank with specific voting instructions, the broker or bank only has discretion to vote on routine matters (referred to as “broker non-votes”) but does not have discretion to vote on non-routine matters.

Pursuant to New York Stock Exchange (“NYSE”) rules, Proposal 1 (election of directors), Proposal 3 (advisory vote on the compensation of our NEOs) and Proposal 4 (advisory vote on the frequency of future advisory votes on the compensation of our NEOs) will be considered non-routine proposals for which your broker or bank may not exercise voting discretion if it does not receive voting instructions from you. Proposal 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year) will be considered a routine proposal for which your broker or bank may exercise voting discretion even if it does not receive voting instructions from you. As a result, if you are a beneficial owner of shares held in street name, it is critical that you cast your vote in order for it to be counted on Proposals 1, 3 and 4.

Broker non-votes will not be counted as votes “for” or “withheld” for Proposal 1 or “for” or “against” Proposal 3 and will not be counted as votes for “one year”, “two years” or “three years” for Proposal 4. Abstentions will be counted as votes “against” Proposals 2 and 3 but will not be counted as votes “for” or “withheld” for Proposal 1 or for “one year”, “two years” or “three years” for Proposal 4.

Vote Requirement for each Proposal

If a quorum is present, our Amended and Restated Bylaws (“Bylaws”) require, for purposes of Proposal 1, that a director nominee receive a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of “withheld” votes cast for that nominee) to be elected. Each of our director nominees is currently serving on the Board. If a nominee who is currently serving as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent resignation that the Board may accept if stockholders do not re-elect the director. In that situation, our Board Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. The Board would act on the Board Governance Committee’s recommendation, and publicly disclose its decision and the rationale behind it within 90 days from the date that the election results were certified.

If a quorum is present, Proposal 2 (ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year), and Proposal 3 (advisory vote on the compensation of our NEOs) will require the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote thereon.

If a quorum is present, the alternative receiving the greatest number of votes on Proposal 4 (advisory vote on the frequency of future advisory votes on the compensation of our NEOs) will be deemed the frequency selected by our stockholders.

Voting Procedures

Registered holders may vote in person at the Annual Meeting, by the Internet, by telephone, or, if they received a printed copy of these proxy materials, by mail. If your shares are held in street name, you will receive instructions from a bank, broker, nominee or other holder of record that you must follow in order for your shares to be voted. If you have not received voting instructions from your bank, broker, or other holder of record, please contact them as soon as possible.

A representative of IVS Associates, Inc. will tabulate the votes and act as inspector of election at the Annual Meeting.

Changing Your Vote

You can revoke or change your vote on a proposal at any time before the Annual Meeting for any reason by revoking your proxy. For stockholders of record, proxies may be revoked by delivering a written notice of revocation, bearing a later date than your proxy, to our Corporate Secretary at or before the Annual Meeting. Proxies may also be revoked by:

•	submitting a new written proxy bearing a later date than a proxy you previously submitted prior to or at the Annual Meeting;

•	voting again by Internet or telephone before 11:59 p.m., Eastern Time, on May 17, 2017; or

•	attending the Annual Meeting and voting in person.

In each case, the later submitted vote will be recorded and the earlier vote revoked. Any written notice of a revocation of a proxy should be sent to Lennox International Inc., 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary. To be effective, the revocation must be received by our Corporate Secretary before the taking of the vote at the Annual Meeting.

If your shares are held in street name, you must follow the specific voting directions provided to you by your bank, broker, nominee or other holder of record to change or revoke any instructions you have already provided. Alternatively, you may obtain a proxy from your bank, broker or other holder of record and provide it with your vote at the Annual Meeting.

Other Business; Adjournments

We are not aware of any other business to be acted upon at the Annual Meeting. However, if you have voted by proxy and other matters are properly presented at the Annual Meeting for consideration in accordance with our Bylaws, the persons named in the accompanying Proxy Card will have discretion to act on those matters according to their best judgment or the Board’s recommendation. In the absence of a quorum, the Chairman or stockholders representing a majority of the votes present in person or by proxy at the meeting may adjourn the meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

Our Bylaws provide that our Board may be composed of no less than three and no more than 15 members. The size of our Board has been fixed at 10 members, divided into three classes, with each class currently serving a three-year term.

Upon the recommendation of the Board Governance Committee, the Board has nominated four Class I directors for re-election to our Board to hold office for a three-year term expiring at the 2020 Annual Meeting of Stockholders. All Class II and III directors will continue in office until the expiration of their terms at the 2018 and 2019 Annual Meeting of Stockholders, respectively. The process followed by the Board in nominating directors and the criteria considered for director nominees is described in the “Corporate Governance” section of this Proxy Statement.

We provide biographical information for each Class I director nominee and for each other director below. For each director and director nominee, the information presented includes the positions held, principal occupation, and business experience as of March 20, 2017. The biographical description below for each director and director nominee also includes the specific experience, qualifications, attributes and skills that led to the Board’s conclusion that such person should serve as a director of the Company at this time, in light of our business and structure.

If you do not wish to vote your shares for any particular nominee, you may withhold your vote for that particular nominee. If any Class I director nominee becomes unavailable to serve, the persons named in the accompanying Proxy Card may vote for any alternate designated by the incumbent Board, or the number of directors constituting the Board may be reduced.

The Board has nominated the following directors for re-election as Class I directors for three-year terms expiring at the 2020 Annual Meeting of Stockholders:

Janet K. Cooper, 63, has served as a director of our Company since 1999. She is a member of the Audit Committee and the Public Policy Committee. From 2002 to 2008, Ms. Cooper served as Senior Vice President and Treasurer of Qwest Communications International Inc. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation, a global leader in open storage networking solutions. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., a regional Bell operating company, including Vice President, Finance and Controller and Vice President and Treasurer. From 1978 to 1998, Ms. Cooper served in various capacities with the Quaker Oats Company, including Vice President, Treasurer and Tax from 1997 to 1998 and Vice President, Treasurer from 1992 to 1997.

Ms. Cooper serves on the Board of Directors of The Toro Company, a manufacturer of equipment for lawn and turf care maintenance and Resonant Inc., a technology company creating RF filters for mobile devices.

Ms. Cooper contributes a substantial financial background and extensive experience in capital markets, tax, accounting matters, and pension plan investments in her service as a director.

John W. Norris, III, 59, has served as a director of our Company since 2001. He is the Chairman of the Public Policy Committee and a member of the Compensation and Human Resources Committee. Mr. Norris is a partner and co-founder of Maine Network Partners and is the founding Chairman of the Environmental Funders Network. From 2000 to 2005, he served as the Associate Director of Philanthropy for the Maine Chapter of The Nature Conservancy and from 2006 to 2007 as Program Officer for the Northern Forest Center. Mr. Norris was Co-Founder and President of Borealis, Inc., an outdoor products manufacturer, from 1988 to 2000 and served as an economic development Peace Corps Volunteer in Jamaica from 1985 to 1987. Before joining the Peace Corps, Mr. Norris completed a graduate school internship at Lennox Industries Inc., a subsidiary of the Company, in 1983.

Mr. Norris contributes substantial experience and knowledge on environmental issues, non-governmental organizations, and organizational development in his service as a director.

Karen H. Quintos, 53, has served as a director of our company since 2014. She is a member of the Compensation and Human Resources Committee and the Public Policy Committee.

Ms. Quintos is the Executive Vice President and Chief Customer Officer (CCO) of Dell Technologies Inc., leading a global organization devoted to customer advocacy. Under Ms. Quintos’ leadership, the CCO organization defines and develops Dell’s customer experience strategy and programs, with the goals of maximizing customer satisfaction, acquisition, retention and profitability. Ms. Quintos is also responsible for Dell’s strategy and programs for Diversity & Inclusion and Corporate Social Responsibility — business imperatives she is passionate about and that matter to Dell’s customers and team members around the world.

Previously at Dell, Ms. Quintos served as senior vice president and Chief Marketing Officer since September 2010 and vice president of Public Sector Marketing and North America Commercial from 2008 to 2010. She previously also held executive roles in services, support and supply chain management. Ms. Quintos joined Dell from Citigroup, where she was vice president of Global Operations and Technology. She also held a variety of marketing, operations, planning and supply chain management roles at Merck & Co.

Ms. Quintos earned a master’s degree in marketing and international business from New York University, and a Bachelor of Science in supply chain management from Pennsylvania State University.

Ms. Quintos is also on the board of Susan G. Komen for the Cure and Penn State’s Smeal College of Business, and was a 2014 recipient of the Smeal College of Business’ highest honor, the Distinguished Alumni Award. She also is founder and executive sponsor of Dell’s employee resource group dedicated to women.

Ms. Quintos contributes a broad knowledge of marketing, communications, brand strategy, operations and supply chain management in her service as a director.

Paul W. Schmidt, 72, has served as a director of our Company since 2005. He is a member of the Audit Committee and the Public Policy Committee. In early 2007, Mr. Schmidt retired from his position as Corporate Controller of General Motors Corporation, a position he held since 2002. He began his career in 1969 as an analyst with the Chevrolet Motor Division of General Motors and subsequently served in a wide variety of senior leadership roles for General Motors, including financial, product and factory management, business planning, investor relations and international operations. Mr. Schmidt also served as Director of Capital, Performance and Overseas Analysis in General Motors’ New York Treasurer’s Office.

Mr. Schmidt contributes a thorough knowledge of U.S. GAAP and extensive experience in financial statement preparation, accounting matters, and risk management, as well as manufacturing expertise, in his service as a director.

THE BOARD RECOMMENDS A VOTE “FOR”

EACH OF THE ABOVE NOMINEES

The following Class II directors’ terms will continue until the 2018 Annual Meeting of Stockholders:

John E. Major, 71, has served as a director of our Company since 1993. He is the Chairman of the Compensation and Human Resources Committee and a member of the Board Governance Committee. Mr. Major is President of MTSG, a company that provides consulting, investment and governance services, which he formed in 2003. From 2003 to 2006, he served as CEO of Apacheta Corporation, a mobile wireless software company whose products are used to manage inventory and deliveries. From 2000 to 2003, he served as Chairman and CEO of Novatel Wireless, Inc., a leading provider of wireless Internet solutions. Prior to joining Novatel Wireless, Mr. Major served as President and CEO of Wireless Knowledge, Inc., a joint venture between Microsoft Corporation and QUALCOMM Inc., from 1998 through 1999. From 1997 to 1998, he served as Executive Vice President of QUALCOMM and President of its Wireless Infrastructure Division. Prior to joining QUALCOMM, Mr. Major served as Senior Vice President and Chief Technology Officer at Motorola, Inc., a manufacturer of telecommunications equipment. Prior to that he served as Senior Vice President and General Manager for Motorola’s Worldwide Systems Group of the Land Mobile Products Sector.

Mr. Major currently serves as the Chairman of the Board of Resonant Inc., a technology company creating RF filters for mobile devices, and on the Boards of Directors of Littelfuse, Inc., a manufacturer of circuit protection devices, and ORBCOMM Inc., a satellite communications service provider.

Mr. Major contributes substantial experience in product innovation, compensation programs, and mergers and acquisitions in his service as a director.

Gregory T. Swienton, 67, has served as a director of our Company since 2010. He is the Chair of the Audit Committee and a member of the Board Governance Committee. Mr. Swienton was an adviser to Ryder System, Inc., a supplier of transportation, logistics and supply chain management solutions from May 2013 until May 2015. He previously was Executive Chairman of Ryder System, Inc., from January 2013 to May 2013, after having been Chairman of Ryder System, Inc. since May 2002 and Chief Executive Officer since November 2000. Mr. Swienton joined Ryder as President and Chief Operating Officer in June 1999. Before joining Ryder, Mr. Swienton was Senior Vice President-Growth Initiatives of Burlington Northern Santa Fe Corporation (BNSF). Prior to that he was BNSF’s Senior Vice President-Coal and Agricultural Commodities Business Unit, and previously had been Senior Vice President of its Industrial and Consumer Units. He joined BNSF in June 1994 as Executive Vice President-Intermodal Business Unit. Prior to joining BNSF, Mr. Swienton was Executive Director-Europe and Africa of DHL Worldwide Express in Brussels, Belgium from 1991 to 1994, and prior to that, he was DHL’s Managing Director-Western and Eastern Europe from 1988 to 1990, also located in Brussels. For the five years prior to these assignments, Mr. Swienton was Regional Vice President of DHL Airways, Inc. in the United States. From 1971 to 1982, Mr. Swienton held various national account, sales and marketing positions with AT&T and Illinois Bell Telephone Company.

Mr. Swienton serves on the Board of Directors of Harris Corporation, a supplier of communications and information technology products.

Mr. Swienton contributes extensive international business experience, deep expertise in global distribution and supply chain innovations, as well as experience in growth initiatives, in his service as a director.

Todd J. Teske, 52, has served as a director of our company since 2011 and as Lead Director since May, 2015. He is the Chair of the Board Governance Committee and a member of the Compensation and Human Resources Committee.

Since 2010, Mr. Teske has served as the Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation, a world leader in gasoline engines for outdoor power equipment, portable generators, and lawn and garden powered equipment and related accessories. Before becoming CEO of Briggs & Stratton in January 2010, he served as its President and Chief Operating Officer, President of its power products business, head of corporate development and Controller.

Mr. Teske serves as the Chairman of the Board of Briggs & Stratton. He also serves on the Board of Directors of Badger Meter, Inc., a leading innovator, manufacturer and marketer of flow measurement and control products.

As an active CEO and former corporate controller, Mr. Teske contributes extensive expertise in the areas of management, finance, accounting, manufacturing, and corporate governance in his service as a director.

The following Class III directors’ terms will continue until the 2019 Annual Meeting of Stockholders:

Todd M. Bluedorn, 53, became Chief Executive Officer and was elected as a director of our Company in April 2007. He was appointed as Chairman of the Board in May, 2012. Prior to joining the Company, Mr. Bluedorn served in numerous senior management positions for United Technologies Corporation since 1995, including President, Americas — Otis Elevator Company; President, North America — Commercial Heating, Ventilation and Air Conditioning for Carrier Corporation; and President, Hamilton Sundstrand Industrial. He began his professional career with McKinsey & Company in 1992. A graduate of West Point with a B.S. in electrical engineering, Mr. Bluedorn served in the United States Army as a combat engineer officer and United States Army Ranger from 1985 to 1990. He received his M.B.A. from Harvard University School of Business in 1992.

Mr. Bluedorn also serves on the Board of Directors of Eaton Corporation, a diversified industrial manufacturer, Texas Instruments Incorporated, a global designer and manufacturer of semiconductors and the Washington University in St. Louis Board of Trustees.

Mr. Bluedorn possesses considerable industry knowledge and executive leadership experience. Mr. Bluedorn’s extensive knowledge of our Company and its business, combined with his drive for excellence and innovation, position him well to serve as CEO and a director of our Company.

Max H. Mitchell, 53, has served as a director of our company since 2016. He is a member of the Audit Committee and the Board Governance Committee. Mr. Mitchell is the President, Chief Executive Officer and a Director of Crane Co., a diversified manufacturer of highly engineered industrial products. Before being elected President and Chief Executive Officer of Crane Co. in 2014, he served as the President and Chief Operating Officer of Crane Co. from 2013 to 2014, Executive Vice President and Chief Operating Officer of Crane Co. from 2011 to 2013, and Group President, Fluid Handling segment of Crane Co. from 2005 to 2012. Mr. Mitchell also served as an executive of Pentair Corporation and Danaher Corporation and served in finance and operational roles at Ford Motor Company.

Mr. Mitchell has a M.B.A. in finance and strategic planning from the University of Pittsburgh and a B.A. from Tulane University.

As an experienced executive in large manufacturing companies, Mr. Mitchell contributes extensive knowledge of the operations, supply chain, distribution and customer service functions in manufacturing companies and of the design and implementation of manufacturing, supply chain and customer service strategies, improvements and efficiencies.

Kim K.W. Rucker, 50, has served as a director of our Company since 2015. She is a member of the Board Governance Committee and the Compensation and Human Resources Committee.

Ms. Rucker has served as Executive Vice President, General Counsel and Secretary at Tesoro Corporation and Executive Vice President and General Counsel for Tesoro Logistics GP, LLC since March 2016, and previously was Executive Vice President, Corporate & Legal Affairs, General Counsel and Corporate Secretary at Kraft Foods Group, Inc., a global manufacturer and distributor of food products and beverages until July 2015. Prior to joining Kraft in 2012, Ms. Rucker served as the Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer at Avon Products, Inc., a global manufacturer of beauty and related products, since 2008. Before joining Avon, Ms. Rucker was Senior Vice President, Corporate Secretary and Chief Governance Officer for Energy Future Holdings, Corp., an energy company, since 2004. She began her legal career at Sidley Austin LLP in its Chicago, Illinois office.

Ms. Rucker has a B.B.A. in Economics from the University of Iowa, a J.D. from Harvard Law School and a Master in Public Policy from the John F. Kennedy School of Government at Harvard University.

Ms. Rucker contributes a broad knowledge of law, corporate governance, internal and external communications, community involvement activities and government affairs in her service as a director.

PROPOSAL 2:

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR

The Audit Committee of the Board has appointed KPMG LLP to continue as our independent registered public accounting firm for the 2017 fiscal year. We are asking our stockholders to ratify the appointment of KPMG LLP as our independent registered public accounting firm. If our stockholders do not ratify this appointment, the Audit Committee will consider the reasons for such rejection and whether it should select a different firm; however, it is not required to do so. Even if the appointment is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

A representative of KPMG LLP will be present at the 2017 Annual Meeting of Stockholders and will be available to respond to appropriate questions. The representative will also have an opportunity to make a statement at the meeting if he or she desires to do so.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF

KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

2017 FISCAL YEAR.

Audit and Non-Audit Fees

The following table sets forth the fees for audit and other services rendered by KPMG LLP for each of the last two fiscal years (in thousands).

	2016	2015
Audit Fees(1)	$2,671	$2,882
Audit-Related Fees(2)	477	4
Tax Fees(3)	265	246
All Other Fees(4)	5	0

TOTAL	$3,418	$3,132

(1)	Represents fees billed for the audit of our financial statements included in our Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q, the audit of our internal control over financial reporting, and for services that are provided by KPMG LLP in connection with statutory regulatory filings or engagements.

(2)	Represents fees billed for assurance and consultative related services. Such services in 2016 consisted primarily of services related to the review of various income tax restructuring activities and the issuance of a comfort letter in connection with the issuance of debt. Such services in 2015 consisted primarily of providing an English translation of a Lennox foreign subsidiary’s year-end Financial Statements.

(3)	Represents fees billed for tax compliance, including review of tax returns, tax advice, and tax planning.

(4)	Represents the registration fees for a Company employee to attend the KPMG Executive Leadership Institute for Women.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit services provided by our independent registered public accountants. In addition, all non-audit services provided by KPMG LLP are pre-approved in accordance with our policy that prohibits our independent registered public accountants from providing services specifically prohibited by the Securities and Exchange Commission (“SEC”). For permissible non-audit services, the Audit Committee has delegated pre-approval authority to the Audit Committee Chairman. In addition, the Audit Committee has approved annual maximum amounts for tax advisory and tax return services. No engagements are commenced until the Audit Committee Chairman’s approval has been received. All approved services are reported to the full Audit Committee at each quarterly meeting. In accordance with the foregoing, all services provided by KPMG LLP in 2015 and 2016 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The Audit Committee maintains effective working relationships with the Board, management, the Company’s internal auditors and KPMG LLP, the Company’s independent registered public accounting firm (the “Independent Accountants”). As set forth in the Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that our Company’s consolidated financial statements and disclosures are complete and accurate and in accordance with U.S. generally accepted accounting principles and applicable rules and regulations. The Independent Accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles and on the Company’s internal control over financial reporting.

The Audit Committee has (1) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2016 with the Company’s management and with the Independent Accountants; (2) discussed with the Independent Accountants the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board; and (3) received the written disclosures and the letter from the Independent Accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Accountants’ communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the Independent Accountants the Independent Accountants’ independence and considered whether the provision of non-audit services by the Independent Accountants to the Company is compatible with the Independent Accountants’ independence.

Members of the Audit Committee rely, without independent verification, on the information provided to them and on the representations made by management and the Independent Accountants. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s consolidated financial statements have been carried out in accordance with generally accepted auditing standards, that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that the Company’s Independent Accountants are in fact “independent.”

Based upon the reviews and discussions described above, and subject to the limitations on the role and responsibilities of the Audit Committee referred to in this report and in the Audit Committee Charter, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Submitted by the Audit Committee of the Board:

Gregory T. Swienton (Chairperson)	Janet K. Cooper
Max H. Mitchell	Paul W. Schmidt

CORPORATE GOVERNANCE

Director Independence

Our Corporate Governance Guidelines require that a majority of our directors be “independent,” and that the Compensation & Human Resources, Board Governance and Audit Committees consist exclusively of independent directors as defined under the NYSE listing standards, the Securities and Exchange Act of 1934 and any other applicable laws or regulations regarding independence. No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company.

Applying these standards, the Board has determined that a majority of our Board is independent and that all of the members of the Board’s standing committees consist exclusively of independent directors (see table under “Board Committees”).

In making its determination as to the independence of our directors, the Board Governance Committee and the Board considered that Ms. Quintos serves as Chief Customer Officer of Dell, Inc., which provides computer equipment and related items to the Company in the ordinary course of business.

Board Meetings and Leadership Structure

The Board currently is comprised of 10 members, including 9 independent directors. Mr. Bluedorn serves as the Chairman of the Board and Chief Executive Officer (“CEO”). The Board has determined that Mr. Bluedorn’s position as Chairman allows him to be a liaison between management and the Board of Directors, providing the Board with the benefit of management’s perspective on our business strategy and all other aspects of the business as the Board performs its oversight role.

Mr. Terry D. Stinson, a director of the Company since 1998, was required to retire immediately after the 2017 Annual Meeting of Stockholders, in accordance with the mandatory age-based retirement provisions of our Corporate Governance Guidelines, and instead decided to retire immediately after the March 2017 Board meetings. The Company and the Board thank him for his many years of valuable service.

Our Corporate Governance Guidelines provide for a Lead Director position, and the Board elected Todd J. Teske as Lead Director in 2015. The Board believes the Lead Director position provides helpful guidance to the independent directors in their oversight of management. The Lead Director, among other things, presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, serves as liaison between the Chairman and the independent directors, assists the Chairman in planning agendas for Board meetings and advises on the quality of the information provided to the Board. The Lead Director also has the authority to call meetings of the independent directors, and, if requested by major stockholders, is available for consultation and direct communication.

The Board met seven times in 2016. All directors attended in excess of 75% of the total number of meetings of the Board and committees of the Board on which they served. Our Corporate Governance Guidelines include a policy that Board members are expected to attend the annual meeting of stockholders. All of the individuals serving as directors at the time of our 2016 Annual Meeting of Stockholders attended our 2016 Annual Meeting of Stockholders.

Risk Oversight and Compensation Risk Analysis

The Board oversees the Company’s processes to manage risk at the Board and senior management levels. The Audit Committee oversees the guidelines and policies that govern the Company’s processes to assess and manage significant enterprise risk exposure. While the Board and Audit Committee oversee the Company’s risk management, our management is responsible for the development, implementation, and maintenance of our risk management processes. Management provides periodic reports to the Board and Board committees, as appropriate, on its assessment of strategic, operational, legal and compliance, and financial reporting risks to the Company. The Board and Board committees, as appropriate, review and consider the management reports provided on the Company’s enterprise risk and risk management strategy.

The Board has reviewed the Company’s compensation policies and practices to determine if risks arising from those policies and practices are reasonably likely to have a material adverse effect on the Company. Based on such review, the Board has not identified any risks arising from the compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. The Company incorporates short-term and long-term incentive programs for cash and equity awards that are designed to reward successful execution of its business strategy and achievement of desired business results. Additionally, the Company has stock ownership requirements and clawback provisions to align the interests of its executive officers with the interests of its stockholders. For non-executive employees, the Company uses a variety of incentive compensation programs to motivate its employees to attain individual goals and support the financial performance of the Company. All of the Company’s material incentive compensation plans are reviewed at least annually by senior management.

Board Committees

The standing committees of the Board are as follows: Audit, Board Governance, Compensation and Human Resources, and Public Policy. The Board has adopted charters for each of these committees, current copies of which are available on our website at http://www.lennoxinternational.com by following the links “About Us — Corporate Governance — Committee Charters.” Each of these Board committees is led by a different independent director and all members of our Board committees are independent directors.

The following table provides current membership information for each of the Board committees and indicates which directors our Board determined are independent, as defined by the NYSE.

Name	Independent	Audit	Board Governance	Compensation and Human Resources	Public Policy
Todd M. Bluedorn	—	—	—	—	—
Janet K. Cooper	X	X	—	—	X
John E. Major	X	—	X	X*	—
Max H. Mitchell	X	X	X	—	—
John W. Norris, III	X	—	—	X	X*
Karen H. Quintos	X	—	—	X	X
Kim K.W. Rucker	X	—	X	X	—
Paul W. Schmidt	X	X	—	—	X
Gregory T. Swienton	X	X*	X	—	—
Todd J. Teske	X	—	X*	X	—

*	Committee Chairperson

Audit Committee

The Audit Committee assists the Board in fulfilling its oversight responsibilities relating to the integrity of our financial statements and related systems of internal controls, our compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications, independence and performance and the performance of our internal audit function. The Audit Committee also has the direct responsibility for the appointment, compensation, retention and oversight of our Independent Accountants.

The Board has determined that each Audit Committee member is independent, as independence is defined for audit committee members by the SEC and the NYSE, is “financially literate” as defined by the NYSE and has accounting or related financial management expertise. The Board has determined that Mr. Swienton is an audit committee financial expert as defined by the SEC. The Audit Committee met ten times in 2016. All members of the Audit Committee attended in excess of 75% of the Audit Committee meetings held when they were Committee members in 2016.

Board Governance Committee

The Board Governance Committee assists the Board by identifying individuals qualified to become Board members, developing qualification criteria for Board membership, making recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees, developing and recommending to the Board any changes to the Corporate Governance Guidelines and Code of Business Conduct applicable to our Company, developing our Company’s director education programs, and overseeing the evaluation of our Board. The Board Governance Committee also conducts an individual peer review for any directors who are scheduled to be re-nominated. The Board has determined that each member of the Board Governance Committee is independent as independence is defined by the NYSE. The Board Governance Committee met three times in 2016. All members of the Board Governance Committee attended in excess of 75% of the Board Governance Committee meetings held when they were Committee members in 2016.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee determines the compensation philosophy and oversees the compensation programs for the Company’s executive officers and the non-employee members of the Board. This Committee’s responsibilities include oversight of the short- and long-term incentive plans and the senior management succession plans. The Committee also reviews the funding requirements and investment policies for the defined benefit and defined contribution retirement plans, and the performance of investment funds, investment advisors and investment managers under those plans.

Although the Committee seeks input from the CEO on various elements of executive compensation, the Committee determines and approves the final compensation elements and amounts to be provided to the Company’s NEOs. The independent members of the Board (rather than the Committee) have direct responsibility for approving CEO and Board compensation. The Committee reviews and recommends proposed changes to CEO and Board compensation to the independent members of the Board for approval. See “Executive Compensation — Compensation Discussion and Analysis” for information concerning the committee’s philosophy and objectives in overseeing executive compensation. The Board has affirmatively determined that each member of the Committee is independent as defined for compensation committee members by the NYSE. The Board has also determined that each member of the Committee is a “non-employee director” for purposes of Section 16b-3 of the Exchange Act and, along with each of the independent directors, is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee met five times in 2016. All members of the Compensation and Human Resources Committee attended in excess of 75% of the Compensation and Human Resources Committee meetings held when they were Committee members in 2016.

The Committee’s charter authorizes the Committee to retain third-party compensation consultants and to obtain advice and assistance from internal or external legal, accounting or other advisors. The Committee retains Frederic W. Cook & Co., Inc. (“FW Cook”) as its executive compensation consultant to provide objective analysis, advice and recommendations regarding the compensation of our executives and non-employee directors. FW Cook does not provide any other services for the Company. See “Executive Compensation — Compensation Discussion and Analysis” for further information regarding our executive compensation programs and the scope of services provided by FW Cook. The Committee has concluded that FW Cook’s work raises no conflicts of interest that require disclosure under Item 407(e)(3)(iv) of Regulation S-K.

Public Policy Committee

The Public Policy Committee is responsible for overseeing our Company’s environmental, health and safety issues, and our position on corporate social responsibility and significant public issues that affect our stockholders. The Board has determined that each Public Policy Committee member is independent as defined by the NYSE. The Public Policy Committee met twice in 2016.

Director Nomination Process and Nominee Criteria

The Board is responsible for approving candidates for Board membership. The Board has delegated the director screening and recruitment process to the Board Governance Committee. In this capacity, the Board Governance Committee develops and periodically reviews the qualification criteria for Board membership, identifies new director candidates, and makes recommendations to the Board regarding the appropriate size of the Board and appointment of members to the Board’s committees. The Board Governance Committee typically retains a third-party search firm to assist in identifying and evaluating potential new director candidates. Qualifications required of individuals for consideration for Board membership will vary according to the particular areas of expertise, experience and skills being sought as a complement to the existing Board composition at the time of any vacancy.

Neither the Board nor the Board Governance Committee has a formal diversity policy. However, our Corporate Governance Guidelines provide that, when nominating new members to the Board, the Board will seek the best qualified candidates with consideration for diversity. This consideration may include diversity of experience, functional expertise and industry knowledge. Our Board of Director Qualification Guidelines further provide that the Board Governance Committee consider a candidate’s diversity of viewpoints in determining the particular qualifications desired for any new Board member.

According to our Board of Director Qualification Guidelines, the Board Governance Committee considers the following factors in evaluating candidates, in addition to such other factors that the Board Governance Committee deems relevant:

•	Personal Characteristics: leadership, integrity, interpersonal skills and effectiveness, accountability, and high performance standards;

•	Business Attributes: high levels of leadership experience in business, substantial knowledge of issues faced by publicly-traded companies, experience in positions demonstrating expertise, including on other boards of directors, financial acumen, industry and Company knowledge, diversity of viewpoints, and experience in international markets and strategic planning;

•	Independence: independence based on the standards established by the NYSE, the SEC, and any other applicable laws or regulations;

•	Professional Responsibilities: willingness to commit the time required to fully discharge his or her responsibilities, commitment to attend meetings, ability and willingness to represent the stockholders’ long- and short-term interests, awareness of our responsibilities to our customers, employees, suppliers, regulatory bodies and the communities in which we operate and willingness to advance his or her opinions while supporting the majority Board decision, assuming questions of ethics or propriety are not involved;

•	Governance Responsibility: ability to understand, and distinguish between, the roles of governance and management; and

•	Availability and Commitment: availability based on the number of commitments to other entities existing or contemplated by the candidate.

The full text of our Board of Directors Qualification Guidelines can be found on our website at http://www.lennoxinternational.com by following the links “About Us — Corporate Governance — Board of Director Qualification Guidelines.”

When a vacancy occurs on the Board, a majority of the directors then in office may fill the vacancy, or the vacancy may remain open or the size of the Board may be reduced. The Board Governance Committee evaluates and recommends to the Board nominees for election to the Board.

Stockholder Nominations for Director

The Board Governance Committee considers nominees for election to the Board recommended by stockholders in the same manner as other candidates. A stockholder wishing to nominate a candidate for election to the Board at a meeting of the stockholders (“Nominating Stockholder”) is required to give written notice to our Corporate Secretary of his or her intention to make a nomination in accordance with the terms of our Bylaws. The Nominating Stockholder must be a holder of record of stock of the Company entitled to vote at the annual meeting of stockholders and must appear at the annual meeting of stockholders to nominate such person. The Nominating Stockholder must include a written consent of its proposed director nominee. The proposed director nominee must also represent and agree that he or she (1) has not and will not give any assurance or commitment not disclosed to the Company on how he or she would vote on any issue or question, (2) has not and will not become party to any agreement not disclosed to the Company regarding direct or indirect compensation (other than from the Company) for his or her service as a director, and (3) if elected, will comply with all applicable policies and guidelines of the Company. We must receive the notice of nomination at least 60 days but no more than 90 days prior to the annual meeting of stockholders, or if we give less than 70 days’ notice of the date of the annual meeting of stockholders, the notice of nomination must be received within 10 days following the date on which notice of the date of the annual meeting of stockholders was mailed or such public disclosure was made to our stockholders.

Pursuant to our Bylaws, the notice for the proposed director nominee must contain certain information about the nominee, the Nominating Stockholder and any person “acting in concert” with the Nominating Stockholder, including descriptions of any arrangements or understanding related to the nomination, the information that would be required if such person was making a stockholder proposal (as described under “Stockholder Proposals for the 2018 Annual Meeting of Stockholders — Proposals Not for Inclusion in the Proxy Statement to be Offered at the 2018 Annual Meeting”) and other information sufficient to allow the Board Governance Committee to determine if the candidate meets our qualification criteria for Board membership. The Board Governance Committee may require that the proposed director nominee furnish additional information in order to determine that person’s eligibility to serve as a director. A nomination that does not comply with the above procedure will be disregarded. Nominating Stockholders whose nominations comply with the foregoing procedure and who meet the criteria described above under the heading “Director Nomination Process and Nominee Criteria,” and in our Corporate Governance Guidelines, will be evaluated by the Board Governance Committee in the same manner as the Board Governance Committee’s nominees.

Stockholder Communications with Directors

Stockholders may send written communications to the Board by email to directors@lennoxintl.com, or by regular mail to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Board of Directors, c/o Corporate Secretary.

Stockholder communications received by the Corporate Secretary will be delivered to one or more members of the Board or management, as determined by the Corporate Secretary. Any allegations of accounting, internal controls or auditing-related complaints or concerns will be directed to the Chairman of the Audit Committee.

Interested parties may communicate with non-management directors of the Board by sending written communications to the addresses listed above to the attention of the Lead Director.

Other Corporate Governance Policies and Practices

Code of Business Conduct

The Company has adopted a Code of Business Conduct that applies to all its directors and employees, including its senior financial and principal executive officers. The Code of Business Conduct covers a variety of matters, such as acting with integrity and compliance with laws, including anti-corruption laws. Amendments to and waivers, if any, of the Code of Business Conduct as it pertains to the executive officers will be disclosed on our website. The Code of Business Conduct is available on the Company’s website at http://www.lennoxinternational.com by following the links “About Us — Our Core Values — Code of Conduct.”

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines that are available on the Company’s website at http://www.lennoxinternational.com by following the links “About Us — Corporate Governance — Corporate Governance Guidelines.”

Executive Session Meetings

In accordance with our Corporate Governance Guidelines, the independent members of our Board, all of whom are non-management directors, meet regularly in executive session without the presence of management. The Lead Director chairs the executive session meetings of our independent directors.

Whistleblower Procedures

The Audit Committee has established procedures for the handling of complaints regarding accounting, internal accounting controls, or auditing matters, including procedures for confidential and anonymous submission by our employees of concerns regarding such matters. The Company’s Code of Business Conduct prohibits retaliation against employees who report violations or suspected violations of the Code of Business Conduct.

PROPOSAL 3:

ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote to approve the compensation of our Company’s named executive officers, or NEOs (the “Say-on-Pay vote”), as disclosed in this Proxy Statement. The Say-on-Pay vote is an advisory vote on the resolution below and is not binding on the Company or the Board. Although the vote is non-binding, the directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions.

As described more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement, the Company designed its market competitive NEO compensation program to reward successful execution of its business strategy and achievement of desired business results, with a focus on creating alignment with the interests of our stockholders. The program seeks to achieve these goals on an annual and long-term basis through an appropriate combination of base pay, annual incentives and long-term incentives.

For our NEOs, the majority of compensation is both stock-based and contingent on performance. The annual incentive payout is based on Company financial performance metrics of core net income and free cash flow, and for NEOs that are business segment leaders, a combination of Company and business segment performance. Our long-term incentives currently include: (1) performance shares units, which are designed to link compensation to the Company’s three-year financial performance as measured by return on invested capital and core net income growth; (2) stock appreciation rights, which are designed to incentivize NEOs to grow our business and deliver increased returns to our stockholders and (3) restricted stock units, which are designed to support our retention efforts.

The Company also has several governance policies in place to align executive compensation with stockholder interests and mitigate risk. These policies include: stock ownership guidelines, a prohibition on hedging and pledging of Company stock, a clawback policy and post-employment non-competition and non-solicitation restrictions. These policies are discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement.

In 2016, the Company continued to drive business performance, and create stockholder value through its focus on innovation, productivity and efficient use of cash. Highlights of our 2016 performance include the following:

•	Net sales up 5% from 2015 to approximately $3.6 billion;

•	Record total segment profit margin of 12.9%, up 200 basis points from 2015;

•	One-year total stockholder return of 24%, three-year total stockholder return of 87% and five-year total stockholder return of 384%;

•	Record cash generated from operations of $355 million, up 7.3% from $331 million in 2015; and

•	Increased dividend 19% and returned additional cash to shareholders through stock repurchases — paid $69 million in dividends and $300 million for stock repurchase programs.

Financial results, including those from prior periods, are described in more detail in our Form 10-K for the fiscal year ending December 31, 2016. For further detail and a comparison of Segment Profit to Operating Income, see Note 18 in the Notes to the Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2016. All total stockholder return calculations assume reinvestment of dividends.

We are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the compensation of the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

COMPENSATION OF THE NEOS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4:

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Under the Dodd-Frank Act and SEC regulations, the stockholders are entitled to vote on how frequently we should seek an advisory vote on the compensation of the named executive officers (NEOs). By voting on this proposal, stockholders may indicate whether they prefer to vote on NEO compensation every one, two or three years. Pursuant to the Dodd-Frank Act, this stockholder vote on the frequency of the stockholder vote is an advisory vote only, and it is not binding on the Company or the Board.

Although the vote is non-binding, the Compensation and Human Resources Committee and the Board value the opinions of the stockholders and will consider the outcome of the vote when determining the frequency of the stockholder vote on NEO compensation.

The Board has determined that continuing the practice of an annual advisory stockholder vote on NEO compensation is the most appropriate approach for the Company and its stockholders. In formulating its recommendation, our Board considered that an annual advisory vote on NEO compensation will allow our stockholders to provide us with direct and timely input on our compensation principles, policies and practices.

If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote FOR ONE YEAR for the frequency of the future advisory stockholder votes on NEO compensation. The alternative receiving the greatest number of votes — ONE YEAR, TWO YEARS or THREE YEARS — will be the frequency that stockholders approve.

THE BOARD RECOMMENDS A VOTE FOR ONE YEAR ON PROPOSAL 4 REGARDING THE

FREQUENCY OF FUTURE STOCKHOLDER VOTES ON THE COMPENSATION OF THE NEOS.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

The Company’s executive compensation program is designed to attract, retain and motivate leadership talent, align executive compensation with short- and long-term business goals, maintain market competitiveness and drive increased stockholder value by maintaining a strong alignment between pay and performance. Highlights of our 2016 financial performance and a description of the linkage between executive compensation and financial performance are set forth below.

Financial Highlights

In 2016, the Company continued to drive business performance and create stockholder value through its focus on innovation, productivity and efficient use of cash. Highlights of our 2016 performance include the following:

•	One-year total stockholder return of 24%, three-year total stockholder return of 87% and five-year total stockholder return of 384%;

•	Record cash generated from operations of $355 million, up 7.3% from $331 million in 2015; and

•	Increased dividend 19% and returned additional cash to stockholders through stock repurchases — paid $69 million in dividends and $300 million for stock repurchase programs.

Financial results, including those from prior periods, are described in more detail in our Form 10-K for the fiscal year ending December 31, 2016. For further detail and a comparison of Segment Profit to Operating Income, see Note 18 in the Notes to the Consolidated Financial Statements in our Form 10-K for the fiscal year ended December 31, 2016. All total stockholder return calculations assume reinvestment of dividends.

Pay-for-Performance Linkage

Pay-for-performance is the philosophical foundation for our annual short-term and long-term incentive programs. Highlights of our incentive compensation programs and how they are linked to our pay-for-performance philosophy include:

•	85% of our CEO’s compensation is variable — tied to annual short-term and long-term incentives;

•	70% of our NEOs’ long-term incentive compensation is performance-based, with the remainder provided as restricted stock units for retention purposes;

•	CEO compensation in 2016 (as shown in the Summary Compensation Table) was up 31%, excluding the change in pension value, while our one-year total stockholder return increased 24%; and

•	Actual payouts under our performance share unit program averaged 195% of target over the last three completed performance cycles (each spanning three years and overlapping with each other), while total stockholder return over that same five-year period was 384%.

Overview

This Compensation Discussion and Analysis (“CD&A”) describes the philosophy and objectives of the compensation program for our NEOs. The Compensation and Human Resources Committee of the Board (the “Committee”) establishes and administers our executive compensation program, practices and policies. The Committee receives input from management and its executive compensation consultant, and considers competitive practices, our business objectives, stockholder interests, regulatory requirements and other relevant factors to develop our executive compensation program in an effort to most effectively drive the achievement of the Company’s business objectives.

Stockholder Input

The Committee considers input from stockholders, including the result of the annual Say-on-Pay vote, in determining compensation policies and decisions. At our 2016 Annual Meeting, over 98% of votes cast on the Say-on-Pay resolution approved the compensation program described in our 2016 Proxy Statement. In an effort to maintain this strong support from stockholders, management has continued to review proxy advisor and investor concerns regarding executive compensation and governance and has selectively communicated with stockholders. The Say-on-Pay vote result was one of many factors the Committee considered in deciding to not implement any major changes to the executive compensation program in 2016.

Positive Governance Practices

The Committee assesses trends and developments in executive compensation practices and implements those that best fit with the Company’s business strategy and our stockholders’ long-term interests. Below are some of the practices we have incorporated into our compensation program, as described further elsewhere in this Proxy Statement:

•	Median Compensation Philosophy. Target 50th percentile of the competitive market for NEO compensation

•	Long-Term Balance. Provide balanced portfolio of long-term incentive awards to drive performance and retention

•	Independent Advisor. Annual review and engagement of independent compensation consultant reporting directly to the Committee

•	Risk Assessment. Mitigate undue risk in compensation plans by performing annual risk assessment and applying caps on awards and payouts

•	Limited Perquisites. Offer limited perquisites consisting predominately of a modest monthly cash stipend

•	Stock Ownership. Require meaningful share ownership for executive officers and Board members through ownership guidelines

•	Clawback. Permit Committee to clawback incentive compensation from executive officers

•	Repricing. Do not allow repricing or cash buyouts of stock appreciation rights or stock options

•	Excise Tax. Do not provide 280G tax gross-ups for any change-in-control agreements entered into after 2009

•	Anti-Hedging / Pledging. Do not allow hedging or pledging of Company stock

•	Dividends Withheld. Do not pay or accrue dividends on unvested restricted stock units, performance share units, stock appreciation rights or stock options

•	Non-Competition / Non-Solicitation Restrictions. Require executives to commit to post-employment non-competition and non-solicitation restrictions as part of their equity grants

Executive Compensation Philosophy and Key Objectives

Pay-for-Performance

We maintain a pay-for-performance philosophy designed to reward successful execution of our business strategy and achievement of desired business results, with a focus on aligning compensation opportunities with the interests of our stockholders. When our financial results exceed performance goals, monetary rewards to our NEOs generally pay out at higher levels. When our financial results fall below performance goals, monetary awards to our NEOs generally pay out at lower levels and may not pay out at all.

Recent payouts under our short-term incentive program and our long-term incentive program demonstrate the strong link between Company performance and actual payments made to our NEOs. In 2016, overall Company performance exceeded goals and, as a result, our NEOs received above target levels of payouts under our annual short-term incentive compensation program. Over the last three years, our financial performance resulted in record average return on invested capital of 27.0% and a compound annual growth rate of Company core net income of 17.7%. As a result, our NEOs received an above target performance share unit payout under our long-term incentive plan, consistent with our pay-for-performance approach and results-oriented compensation.

The graph below illustrates the directional alignment of pay and performance by showing changes in CEO annual compensation (using totals from the Summary Compensation Table) versus changes in total stockholder return (“TSR”) over the last several years. The shaded bars represent the Change in Pension Value, which is impacted by interest rate changes, while the solid bars represent all other Summary Compensation Table pay.

$ amounts are in thousands. TSR represents the change in a $100 investment from the end of year 2011 assuming reinvestment of dividends.

Key Strategic Objectives

The strategic objectives of our executive compensation program are to:

•	attract, retain and motivate top executive talent;

•	align compensation with the achievement of short-term and long-term business goals;

•	maintain a market-competitive executive compensation program; and

•	drive increased stockholder value by maintaining a strong alignment between pay and performance.

The following table lists each element of executive compensation and how the Committee believes it correlates to our compensation philosophy and key objectives.

Executive Compensation Elements	Attract Top Talent	Retain & Motivate Top Talent	Achieve Short- Term Goals	Achieve Long- Term Goals	Maintain Market Competiveness	Pay for Performance
Base Salary	✓	✓			✓
Short-Term Incentive Program	✓	✓	✓		✓	✓
Long-Term Incentive Program
Performance Share Units	✓	✓		✓	✓	✓
Restricted Stock Units	✓	✓			✓
Stock Appreciation Rights	✓	✓	✓	✓	✓	✓
Perquisites	✓				✓
Benefit Programs	✓				✓

Process for Determining Named Executive Officer Compensation

Market Competitive Compensation

To maintain a market-competitive program, the Committee uses benchmarking data when establishing executive compensation. Benchmarking against a representative peer group assists the Committee in assessing the competitiveness of our executive compensation program.

Our Company’s compensation peer group, as reviewed and approved by the Committee, included the following 15 companies (the “Compensation Peer Group”):

• A. O. Smith Corporation	• Flowserve Corporation	• Regal Beloit Corporation

• Acuity Brands, Inc.	• Fortune Brands Home & Security, Inc.	• Rockwell Automation, Inc.

• Armstrong World Industries, Inc.	• Kennametal Inc.	• Snap-On Incorporated

• Briggs & Stratton Corporation	• Owens Corning	• The Timken Company

• Crane Company	• Pentair, Inc.	• USG Corporation

The Committee selected the Compensation Peer Group using the following criteria:

•	industry — building products, electrical components/equipment and industrial machinery;

•	revenues of approximately 0.5 to 2.0 times our revenues;

•	business and product mix similar to ours; and

•	international presence and operations.

In 2016, the Committee analyzed the Compensation Peer Group on the criteria above, and adjusted the group by replacing SPX Corporation with Fortune Brands Home & Security, Inc. SPX Corporation spun off its largest business segment causing the revenues of the resulting company to fall below the Committee’s revenue criterion. Although other potential peer companies fit these selection criteria, the Committee felt Fortune Brands Home & Security, Inc. was the best choice given its relative size and business mix.

In addition to comparing our NEO compensation to the compensation provided by our Compensation Peer Group, the Committee also referenced published compensation data and other studies of compensation trends and practices (all such data and practices, including our Compensation Peer Group, is collectively referred to as the “Market”).

Pay Positioning and Compensation Mix

For 2016, the Committee targeted all elements of compensation for the Company’s NEOs at the 50th percentile of the Market and granted a majority of total compensation to our NEOs in the form of incentive compensation. The 2016 target compensation mix for the CEO and the average target compensation mix for the other NEOs are shown in the graphs below.

CEO — Target Compensation Mix	Other NEOs — Target Compensation Mix

The CEO’s target compensation mix, consistent with Market practice, has more “at-risk” performance-based incentive compensation than the other NEOs due to his broad influence on Company performance.

Compensation Analysis

Beyond traditional market analysis, the Committee utilizes various other compensation analyses to assist with its decision making process. Below are examples of information the Committee reviews and considers, as appropriate, when making compensation decisions:

•	“all in” compensation summaries and pay histories for the CEO and executive officers

•	CEO realized pay analysis

•	CEO pay vs. performance analysis

•	dilution and share utilization analysis, projections and benchmarking

•	equity compensation expense analysis

•	short-term and long-term incentive design, metric and vehicle prevalence

•	short-term and long-term incentive plan performance results

Role of Management

The Committee obtains input from management and the Committee’s consultant when making NEO compensation decisions. The CEO makes recommendations to the Committee with respect to all of the elements of compensation for each NEO, excluding himself. The CEO’s recommendations on NEO pay are developed in consultation with the Chief Human Resources Officer and the Committee’s compensation consultant, and are considered with Market data. The Committee determines and approves the final compensation elements and amounts to be provided to the Company’s NEOs.

All independent members of the Board (rather than the Committee) have responsibility for approving CEO compensation. The Committee reviewed and recommended proposed changes to CEO compensation to the independent members of the Board for approval.

Role of the Executive Compensation Consultant

In 2016, the Committee engaged FW Cook to provide analysis, advice and recommendations on executive compensation to the Committee. The Committee considered disclosures provided by FW Cook related to its independence from the Company, the Company’s NEOs and the members of the Committee, and reviewed FW Cook’s independence policy. FW Cook does not provide any other services for our Company.

At the Committee’s request, FW Cook performed the following services in 2016:

•	reviewed and opined on our executive compensation philosophy;

•	reviewed and opined on our Compensation Peer Group;

•	provided and analyzed data for various elements of executive compensation;

•	reviewed and opined on our executive and Board compensation programs, including NEO and Board target compensation;

•	presented executive compensation trends and regulatory updates to the Committee; and

•	provided input and perspective on various technical matters pertaining to executive compensation.

The Committee analyzed and considered the information provided by management and FW Cook to determine the program design and the level and mix of each compensation element for the NEOs.

Components and Analysis of 2016 Executive Compensation

Base Salary

In establishing each NEO’s annual base salary, the Committee considered Market data, each individual’s experience and responsibilities, our annual merit budget for all employees, achievement of performance objectives, internal equity and recommendations provided by the CEO for his direct reports.

The following table provides detail regarding 2016 and 2017 base salaries for each NEO:

Name	Title	2016 Annualized Base Salary	Increase Effective April 1, 2017	2017 Annualized Base Salary
Todd M. Bluedorn	Chairman and Chief Executive Officer	$1,092,000	3.0%	$1,125,000
Joseph W. Reitmeier	EVP, Chief Financial Officer	475,000	5.3	500,000
Douglas L. Young	EVP, President and Chief Operating Officer, Residential Heating and Cooling	540,000	3.7	560,000
David W. Moon	EVP, President and Chief Operating Officer, Worldwide Refrigeration	500,000	3.0	515,000
Daniel M. Sessa	EVP, Chief Human Resources Officer	480,000	3.1	495,000

In setting NEO base salaries, the Committee used the 50th percentile of the Market as a guideline. The base salary was set within a reasonable range of this guideline for each NEO.

Short-Term Incentive Program

Our short-term incentive program (“STI Program”) as established under the Lennox International Inc. 2010 Incentive Plan, as amended and restated (the “LII 2010 Incentive Plan”), is an annual cash-based program for our NEOs designed to reward the successful performance of our Company, our business units and each individual NEO. In early 2016, the Committee approved the financial metrics and performance goals that must be achieved for any payouts to be made under our STI Program. The 2016 STI Program was funded based on performance against the financial goals set forth below. The 2016 short-term incentive awards were based 75% on financial performance and 25% on each NEO’s individual performance.

Financial Performance. The following table summarizes the performance goals and payout opportunities under our 2016 STI Program, along with Company and business unit performance for each metric.

2016 Short-Term Incentive Program Summary — Financial Performance

($ in thousands)

Name(1)	Metric	Weight	Threshold	Target	Maximum	Performance
All	Company Core Net Income(2)	60%	$225,546	$281,933	$324,223	$306,379
	Company Free Cash Flow(3)	40%	168,000	240,000	312,000	329,183
Payout Opportunity as a % of Target			50%	100%	225%
Mr. Young	Segment Profit(4)	70%	$281,450	$334,821	$374,850	$354,514
	Segment Controllable Cash Flow(5)	30%	231,260	298,208	365,156	313,402
Payout Opportunity as a % of Target			50%	100%	225%
Mr. Moon	Segment Profit(4)	70%	$58,918	$71,628	$84,771	$76,252
	Segment Controllable Cash Flow(5)	30%	43,453	56,032	68,611	59,791
Payout Opportunity as a % of Target			50%	100%	225%

(1)	All NEOs except Mr. Young and Mr. Moon were measured 100% on overall Company financial performance, which resulted in a calculated award of 193% of target. As the President of our Residential Heating and Cooling segment, Mr. Young’s award was measured 50% on Residential Heating and Cooling’s financial performance and 50% on overall Company financial performance. Residential Heating and Cooling’s financial performance resulted in a calculated award of 152% of target, which when blended with the Company’s calculated award of 193% of target, resulted in a calculated award for Mr. Young of 172% of target. As the President of our Worldwide Refrigeration segment, Mr. Moon’s award was measured 50% on Worldwide Refrigeration’s financial performance and 50% on overall Company financial performance. Worldwide Refrigeration’s financial performance resulted in a calculated award of 142% of target, which when blended with the Company’s calculated award of 193% of target, resulted in a calculated award for Mr. Moon of 168% of target.

(2)	Company core net income, a non-GAAP financial measure used for incentive compensation purposes, is income from continuing operations, adjusted for 2016 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, pension settlement charges and certain other items.

(3)	Company free cash flow, a non-GAAP financial measure used for incentive compensation purposes, is net cash provided by operating activities less purchases and sales of property, plant and equipment. Cash usage attributable to an unusual commercial inventory pre-build due to regulatory changes and a large discretionary U.S. qualified pension plan contribution were excluded. The cash used for the discretionary pension plan contribution was primarily funded though repatriated cash resulting from tax-planning initiatives during 2016.

(4)	Segment profit, a non-GAAP financial measure used for incentive compensation purposes, is earnings from continuing operations for the applicable segment before interest expense, other expenses, and income taxes, adjusted for 2016 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, and certain other items.

(5)	Segment controllable cash flow, a non-GAAP financial measure used for incentive compensation purposes, is segment profit, defined above, less purchases and sales of property, plant and equipment, plus or minus changes in accounts receivable, inventory and accounts payable.

Individual Performance. The Committee considered individual performance in addition to financial performance in order to further align pay with performance. The individual performance component comprised 25% of the calculated award and had the same payout range as the STI Program (0% to 225%). The individual performance component was measured against specific financial, operational, strategic, and leadership objectives established for each NEO in advance of the performance measurement period as part of our performance management process. After the end of the year, the CEO reviewed with the Committee the extent of achievement of these established objectives by each NEO (other than the CEO). The Committee then determined and approved the individual performance component for each NEO (other than the CEO). All independent members of the Board determined and approved the individual performance component for the CEO.

Targets and Payouts. Under the STI Program, target payout opportunities are determined as a percentage of base salary. The target payout opportunities are based on Market data using the 50th percentile as a guideline. Each NEO’s target percentage fits within this guideline and was unchanged for 2016.

Based on analysis of the Market data and internal equity considerations, the Committee (or with respect to the CEO, the independent Board members) set the following short-term incentive targets for 2016. Based on actual financial and individual performance, the Committee (or with respect to the CEO, the independent Board members) approved the following 2016 payouts for each NEO:

2016 Short-Term Incentive Targets and Payouts

Name	2016 STI Target as a % of Base Salary	2016 STI Target	2016 STI Payout	2016 STI Payout as a % of Target
Mr. Bluedorn	125%	$1,355,000	$2,620,028	193%
Mr. Reitmeier	70	328,125	634,463	193
Mr. Young	70	374,500	645,900	172
Mr. Moon	70	347,375	582,444	168
Mr. Sessa	70	333,375	644,614	193

We include the short-term incentive payments made to the NEOs for 2016, which were approved by the Committee on February 27, 2017 and paid on March 15, 2017, in the Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

Long-Term Incentive Program

We have a long-term incentive program designed to incentivize those employees who have principal responsibility for our long-term profitability. We believe participation in our long-term incentive program aligns the interests of our NEOs with the interests of our stockholders.

We use a mix of performance share units (“PSUs”), restricted stock units (“RSUs”) and stock appreciation rights (“SARs”) in our long-term incentive program. PSUs and SARs reward performance, as measured by achievement of specified financial objectives for PSUs and stock price growth for SARs. RSUs help us retain key members of management through time-based vesting. The Committee allocated the mix of elements in our long-term incentive program in a manner designed to drive Company performance, retain key talent, and provide competitive compensation.

For 2016, the long-term incentive award allocations for our NEOs were as follows:

The Committee determines the grant date for all long-term incentive awards, and has a long-standing practice of granting all awards at its regularly scheduled December meeting. Although awards may also be granted in special circumstances or upon hire for certain executives, no out-of-cycle grants were made to any NEO in 2016. The Committee sets the exercise price of our SARs at 100% of fair market value, which is defined as the average of the high and low New York Stock Exchange (“NYSE”) trading prices of our common stock on the date of grant.

The target award values under our long-term incentive program are based on Market data for similar positions using the 50th percentile as a guideline. The number of shares available for grant under the LII 2010 Incentive Plan is also considered. In December 2016, the Committee established the target award values at or near the 50th percentile of the Market for all NEOs. When determining the actual award sizes for each NEO, the Committee and independent Board members considered the NEO’s time in position, individual performance and potential, the NEO’s impact on the financial performance of the Company, and internal equity.

Once the Committee determined the actual long-term incentive award values for each NEO for the 2016 grants, 50% of the value was provided as PSUs, 30% as RSUs and 20% as SARs.

The following table summarizes the award values and number of awards granted for each NEO:

	December 2016 Award Value				Number of Awards Granted
Name	PSUs	RSUs	SARs	Total	PSUs(1)	RSUs(1)	SARs(2)	Total
Mr. Bluedorn	$2,400,000	$1,440,000	$960,000	$4,800,000	16,130	9,678	41,649	67,457
Mr. Reitmeier	500,000	300,000	200,000	1,000,000	3,360	2,016	8,677	14,053
Mr. Young	600,000	360,000	240,000	1,200,000	4,032	2,419	10,412	16,863
Mr. Moon	550,000	330,000	220,000	1,100,000	3,696	2,218	9,544	15,458
Mr. Sessa	500,000	300,000	200,000	1,000,000	3,360	2,016	8,677	14,053

(1)	The number of PSUs and RSUs was determined by dividing the corresponding target award value by the fair market value of our common stock on the NYSE averaged over the 30 calendar days ending on November 30, 2016 ($148.795).

(2)	The number of SARs granted was determined by dividing the corresponding target award value by the Black-Scholes value of our common stock based on the 30 calendar day average of our common stock as of November 30, 2016 ($23.05).

PSUs. To maintain our strong focus on long-term Company performance, we granted 50% of the December 2016 long-term incentive award in the form of PSUs. PSUs generally vest at the end of a three-year performance period. If at least the threshold performance level has been achieved at the end of the performance period, the PSUs are distributed in the form of Company common stock based on the actual performance achieved. Dividends are not earned or paid on PSU awards during the three-year performance period. The Committee determines the measurement criteria annually, selecting financial metrics and setting performance goals that will enhance stockholder value. The Committee certifies the financial performance levels following the end of the performance period and the Company distributes any earned shares.

The key attributes of the PSUs granted in December 2013, which vested on December 31, 2016, are summarized in the following table along with the financial performance goals and payout opportunities versus actual performance. In 2016, NEOs earned a payout of 185.9% of target for the PSUs granted in December 2013. The payout value is reflected in the 2016 Option/SAR Exercises and Stock Vested Table in the “Stock Awards — Value Realized on Vesting” column.

December 2013 PSU Grant

(for the January 1, 2014 — December 31, 2016 Performance Period)

Metric	Weight	Measurement Period	Threshold	Target	Maximum	Actual
Return on Invested Capital (“ROIC”)(1)	50%	3-year weighted average (20% lowest year, 40% other two years)	14%	20%	26%	27.0%
Company Core Net Income	50%	3-year compound annual growth rate	6%	12%	20%	17.7%
Payout as a % of Target Award			50%	100%	200%	185.9%

(1)	Net operating profit after tax (NOPAT), a component of ROIC and a non-GAAP financial measure used for incentive compensation purposes, is income from continuing operations, adjusted for 2016 restructuring charges, certain product quality adjustments, certain legal charges and contingency adjustments, unrealized gains and losses on unsettled futures contracts, pension settlement charges and certain other items.

The key attributes of the PSUs granted in December 2016 are summarized in the following table. The Committee established the ROIC performance goals based on its assessment of desired return relative to the cost of capital as well as historical and projected ROIC outcomes. Similarly, the Committee set Company core net income growth performance goals based on historical results, projected outcomes of that measure, and expected market conditions. Over the last seven completed performance cycles, including the cycle noted above, the average payout was 126% of target. While specific forward-looking performance goals are not included in the table below in light of competitive sensitivities, the degrees of difficulty required to achieve a payout are included.

December 2016 PSU Grant

(for the January 1, 2017 — December 31, 2019 Performance Period)

Metric	Weight	Rationale for Selection	Measurement Period	Threshold	Target	Maximum
ROIC	50%	Measures efficient use of capital; higher ROIC correlates to greater cash flow	3-year weighted average (20% lowest year, 40% other two years)	No payout occurs unless ROIC exceeds the Company’s estimated cost of capital; Target payout occurs at roughly three times the Company’s estimated cost of capital
Company Core Net Income Growth	50%	Measures profitability; higher Company core net income correlates with higher earnings per share	3-year compound annual growth rate	Target payout requires low double digit core net income compound annual growth rate
Payout as a % of Target Award				50%	100%	200%

The PSUs granted to our NEOs in 2016 are included in the 2016 Grants of Plan-Based Awards Table in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column.

RSUs. To support our retention efforts, the Committee granted the NEOs 30% of the December 2016 long-term incentive award in the form of RSUs. RSUs generally vest and are distributed in shares of our common stock three years following the date of grant if the recipient remains an employee of the Company and all other conditions of the award are met. Dividends are not earned or paid on RSUs during the three-year vesting period. The number of shares underlying RSUs granted to our NEOs in 2016 is included in the 2016 Grants of Plan-Based Awards Table in the “All Other Stock Awards: Number of Shares of Stock or Units” column.

SARs. To incentivize NEOs to grow our business and deliver increased returns to our stockholders, the Committee granted the NEOs 20% of the December 2016 award in the form of SARs. SARs vest in one-third increments on each anniversary of the date of grant. Upon the exercise of vested SARs, the increase between the fair market value of our common stock on the date of grant and the fair market value on the date of the SAR exercise is paid in Company common stock. The grant date fair value and the SAR exercise price are determined on the date of grant. SARs granted in 2016 expire seven years from the date of grant. The number of SARs granted to our NEOs in 2016 is included in the 2016 Grants of Plan-Based Awards Table in the “All Other Option Awards: Number of Securities Underlying Options” column.

Perquisites

We believe providing reasonable perquisites is a market-competitive practice to attract and retain top executive talent. Rather than offering individual perquisites, however, we provide a monthly cash stipend to each of our NEOs to allow more flexibility and choice. Our NEOs have full discretion on how the cash stipend is spent and it is not tracked by the Company after the money is paid. In addition, we offer the installation of Company products and equipment at each NEO’s home to promote our brand to business and personal guests. The value of the Company products and equipment is included as taxable income to the NEO.

Benefit Programs

To attract top executive talent and as a market-competitive practice, we provide certain benefit programs to our NEOs that are in addition to those provided to our employees generally. The following table summarizes the additional benefit programs in place during 2016 and the purpose of each program.

Additional Benefit Programs Offered to NEOs in 2016

Plan	Type	Purpose
Supplemental Retirement Plan	Non-Qualified Defined Benefit	Provide market-competitive retirement benefit by providing higher accruals and by permitting accruals that otherwise could not occur because of limitations on compensation under the Code.
Life Insurance Plan	Company-Sponsored Life Insurance	Provide market-competitive life insurance benefits; $3 million in coverage for our CEO and minimum of $1 million for other NEOs.

Additional Information Regarding Executive Compensation

Other agreements and policies important to a stockholder’s understanding of the Company’s overall executive compensation program structure are described below.

Employment Agreements and Change in Control Agreements

We have employment agreements and change in control (“CIC”) agreements with each NEO as reviewed and approved by the Committee. We believe employment agreements are helpful in attracting and retaining top executive talent and for financial and business planning purposes. We believe CIC agreements are necessary to (1) retain key executives during periods of uncertainty; (2) enable executives to objectively evaluate, negotiate and execute a CIC transaction; (3) encourage executives to remain focused on running the business rather than seeking other employment in the event of a possible CIC; (4) preserve stockholder value by providing continuity of management during a transition period; and (5) provide benefit to the Company in the form of restrictive covenants, such as non-compete and non-solicitation provisions. We do not provide 280G tax gross-ups for any change-in-control agreements entered into after 2009.

Our employment agreements and CIC agreements, and the potential costs associated with each, are discussed in detail under “Potential Payments Upon Termination or Change in Control.”

Stock Ownership Guidelines

The Company has stock ownership guidelines for the CEO and other NEOs. We believe stock ownership by executives aligns the interests of executives with the interests of our stockholders and motivates executives to build long-term stockholder value.

The following chart sets forth, as of December 31, 2016, for each NEO, the stock ownership requirements as a multiple of base salary, the total number of shares and unvested RSUs counted toward the stock ownership requirements, and the value of the shares and unvested RSUs as a multiple of base salary. All of our NEOs met our stock ownership guidelines as of December 31, 2016. NEOs are given five years from the date of appointment as an NEO to meet the guidelines.

Name	Ownership Requirement as a Multiple of Base Salary	Total Number of Shares and Unvested RSUs	Stock Ownership as Multiple of Base Salary(1)
Mr. Bluedorn	5X	205,223	26.8X
Mr. Reitmeier	3X	13,824	4.2X
Mr. Young	3X	61,155	16.1X
Mr. Moon	3X	112,545	32.1X
Mr. Sessa	3X	45,392	13.5X

(1)	Based on the average daily closing price for 2016 of $142.54.

The Committee oversees and administers the stock ownership guidelines. If an NEO fails to comply with the guidelines, the Committee will determine any appropriate corrective measures to be taken.

Clawback Policy

Our Company has an incentive compensation clawback policy for the CEO and the other NEOs. Under this policy, in the event of any fraud or misconduct that results in a restatement of our Company’s financial results within three years of the filing of the original financial results, the Committee can recoup and cancel cash and equity-based incentive compensation of each person involved in such fraud or misconduct.

Prohibition on Hedging / Pledging Policy

The Company’s Insider Trading Policy prohibits directors, NEOs and all other employees from trading in any interest, security or position relating to the future price of Company securities, such as a put, call, swap, short sale, hedge or any other type of derivative security. It also prohibits directors, NEOs and all other employees from pledging Company securities as collateral for a loan, which would include purchases of Company securities on margin.

Tax and Accounting Implications

Section 162(m) Compliance

The Committee considers the income tax consequences to our Company when analyzing our executive compensation program. Section 162(m) of the Code limits a Company’s ability to deduct compensation paid in excess of $1 million to certain NEOs, unless the compensation meets certain stockholder-approved performance requirements. The Committee has designed several elements of our executive compensation program to qualify for the “performance-based” exemption. For example, compensation under our short-term incentive program and awards of PSUs and SARs are meant to be performance-based, and are exempt from the limitations imposed by Section 162(m) of the Code. If granting awards or providing other executive compensation is consistent with Market data, our compensation philosophy or our strategic business goals, the Committee may provide executive compensation that is not fully deductible. For example, RSUs meet our objective of key talent retention, but do not meet the performance-based exemption.

Non-qualified Deferred Compensation

In addition to the non-qualified Supplemental Retirement Plan discussed previously, our Company also maintains a frozen non-qualified Profit Sharing Restoration Plan. Both of these deferred compensation plans are administered in compliance with Section 409A of the Code.

Accounting for Stock-Based Awards

When developing NEO compensation, the Committee considered the accounting consequences (in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (“FASB ASC Topic 718”)) of the program design and award levels, and structured the Company’s executive compensation program accordingly.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed the foregoing CD&A with management. Based on this review and discussion, the Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which was filed with the SEC on February 21, 2017.

Submitted by the Compensation and Human Resources Committee of the Board:

John E. Major (Chairperson)	John W. Norris, III
Kim K.W. Rucker	Karen H. Quintos
Todd J. Teske

Summary Compensation Table

The following table provides information regarding the total compensation of each of the Company’s NEOs for the years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Todd M. Bluedorn	2016	1,084,000	3,876,723	954,887	2,620,028	1,423,602	46,743	10,005,983
Chairman and Chief Executive Officer	2015	1,052,500	3,427,115	832,878	1,203,534	900,737	45,900	7,462,664
	2014	1,022,500	3,370,408	841,815	1,300,000	2,649,028	104,108	9,287,859
Joseph W. Reitmeier	2016	468,750	807,550	198,938	634,463	262,074	46,235	2,418,010
Executive Vice President and Chief Financial Officer	2015 2014	443,750 415,000	745,091 766,062	181,067 191,326	266,400 295,817	180,834 320,561	46,028 100,648	1,863,170 2,089,414
Douglas L. Young	2016	535,000	969,031	238,716	645,900	314,360	45,900	2,748,907
Executive Vice President and Chief Operating Officer, Residential H&C	2015 2014	515,000 495,000	894,008 880,883	217,263 220,010	377,768 492,584	94,417 1,388,781	46,400 45,600	2,144,856 3,522,858
David W. Moon	2016	496,250	888,366	218,815	582,444	364,364	46,361	2,596,600
Executive Vice President and Chief Operating Officer, Worldwide Refrigeration	2015	481,250	819,486	199,154	267,782	249,295	46,165	2,063,132
Daniel M. Sessa	2016	476,250	807,550	198,938	644,614	400,106	46,186	2,573,644
Executive Vice President and Chief Human Resources Officer	2015	461,250	745,091	181,067	295,366	224,827	97,379	2,004,980
	2014	446,250	766,062	191,326	317,162	716,093	45,691	2,482,584

(1)	The amounts shown represent the grant date fair value of the aggregate amount of all stock awards (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) for each year, in accordance with FASB ASC Topic 718, in connection with RSUs and PSUs granted under the LII 2010 Incentive Plan. Assumptions used in calculating these amounts are described in Note 14 of the Consolidated Financial Statements for the fiscal year ended December 31, 2016, included in our Form 10-K filed with the SEC on February 21, 2017. Amounts for 2016 PSUs reflect the most probable outcome for the awards on December 31, 2016 valued at the date of grant in accordance with FASB ASC Topic 718. If the PSUs were valued at maximum performance levels, the total PSU value at grant date would equal:

Name	Year	PSU Value at Maximum Performance Levels ($)
Todd M. Bluedorn	2016	4,845,904
	2015	4,283,862
	2014	4,212,988
Joseph W. Reitmeier	2016	1,009,438
	2015	931,395
	2014	957,578
Douglas L. Young	2016	1,211,326
	2015	1,117,573
	2014	1,101,082
David W. Moon	2016	1,110,382
	2015	1,024,358
Daniel M. Sessa	2016	1,009,438
	2015	931,395
	2014	957,578

(2)

The amounts shown represent the grant date fair value of the aggregate amount of all SAR awards (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) for each year, in accordance with FASB ASC Topic 718, in connection with SARs granted under the LII 2010 Incentive Plan. Assumptions used in calculating these amounts are included in Note 14 of the Consolidated Financial Statements for the fiscal year ended December 31, 2016, included in our Form 10-K filed with the SEC on February 21, 2017.

(3)	The amounts shown represent the aggregate change in the actuarial present value of accumulated pension benefits that accrued during the applicable year under our Supplemental Retirement Plan and frozen Consolidated Pension Plan, each as discussed under “Retirement Plans,” as a result of changes in the valuation discount rate, changes in compensation, and an additional one year of service. No above-market interest on nonqualified deferred compensation was earned.

(4)	The amounts shown include perquisites and other compensation. The following table identifies the amounts attributable to each category of perquisites and other compensation in 2016 for each NEO.

	Perquisites		Other Compensation
Name	Cash Stipend	Company Equipment and Installation	Term Life Insurance Premiums	Retirement Contributions	Total
Todd M. Bluedorn	$30,000	—	$843	$15,900	$46,743
Joseph W. Reitmeier	30,000	—	335	15,900	46,235
Douglas L. Young	30,000	—	—	15,900	45,900
David W. Moon	30,000	—	461	15,900	46,361
Daniel M. Sessa	30,000	—	286	15,900	46,186

The values attributable to each item listed above are calculated as follows:

•	Cash Stipend — actual cash paid to each NEO in lieu of individual perquisites.

•	Company Equipment and Installation — Company equipment is based on the purchase price of the equipment, adjusted in accordance with our employee rebate program, and installation of such equipment is based on the cost for installation paid by the Company in 2016. None of the NEOs installed Company equipment in 2016.

•	Term Life Insurance Premiums — The amounts shown are based on the incremental cost paid in 2016 on behalf of each NEO for Basic Life and Basic Accidental Death and Dismemberment over and above the premiums we would otherwise pay under our life insurance program for other employees.

•	Retirement Contributions — based on Company contributions made under our qualified 401(k) Plan in 2016.

2016 Grants of Plan-Based Awards

The following table provides information regarding short-term incentive awards and long-term incentive awards (PSUs, RSUs and SARs) granted under the LII 2010 Incentive Plan to our NEOs in 2016.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)(5)	Closing Market Price on Date of Grant ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Threshold ($)	Target ($)	Max. ($)	Threshold (#)	Target (#)	Max. (#)
Todd M. Bluedorn	—	677,500	1,355,000	3,048,750
	12/9/16				8,065	16,130	32,260					2,422,952
	12/9/16							9,678				1,453,771
	12/9/16								41,649	156.94	157.36	954,887
Joseph W. Reitmeier	—	164,063	328,125	738,281
	12/9/16				1,680	3,360	6,720					504,719
	12/9/16							2,016				302,831
	12/9/16								8,677	156.94	157.36	198,938
Douglas L. Young	—	187,250	374,500	842,625
	12/9/16				2,016	4,032	8,064					605,663
	12/9/16							2,419				363,368
	12/9/16								10,412	156.94	157.36	238,716
David W. Moon	—	173,688	347,375	781,594
	12/9/16				1,848	3,696	7,392					555,191
	12/9/16							2,218				333,175
	12/9/16								9,544	156.94	157.36	218,815
Daniel M. Sessa	—	166,688	333,375	750,094
	12/9/16				1,680	3,360	6,720					504,719
	12/9/16							2,016				302,831
	12/9/16								8,677	156.94	157.36	198,938

(1)	The amounts shown represent award opportunities under our short-term incentive program for 2016. The actual awards were paid March 15, 2017 in the amounts included in the Summary Compensation Table.

(2)	The amounts shown represent the number of PSUs granted, which to the extent earned, will vest and be distributed in shares of our common stock at the end of the three-year performance period ending December 31, 2019.

(3)	The amounts shown represent the number of RSUs granted, which vest and will be distributed in shares of our common stock on the third anniversary of the date of grant.

(4)	The amounts shown represent the number of SARs granted, which vest in one-third increments on each anniversary of the date of grant and expire seven years from the date of grant.

(5)	The amounts shown reflect the exercise price of SARs granted, based on the average of the high and low NYSE trading prices of our common stock on the date of grant.

(6)	The amounts shown represent the grant date fair values of PSUs, RSUs and SARs, calculated in accordance with FASB ASC Topic 718. The grant date fair value for SARs was determined using the Black-Scholes valuation model. The grant date fair value for the PSU and RSU awards equals the dividend-discounted value of our common stock on the date of grant. The assumptions used to calculate the grant date fair values of such awards are set forth below.

		Assumptions
Grant Date	Award	Volatility (%)	Expected Life (Years)	Dividend Yield (%)	Risk Free Interest Rate (%)	FMV Based on Average High/ Low NYSE Trading Prices on Date of Grant ($)	Grant Date Fair Value Per Share ($)
12/9/2016	PSU	—	—	1.46	—	156.94	150.214
12/9/2016	RSU	—	—	1.46	—	156.94	150.214
12/9/2016	SAR	19.6	3.99	1.62	1.66	156.94	22.927

Outstanding Equity Awards at 2016 Year-End

The following table provides information regarding all outstanding equity awards held by our NEOs as of December 31, 2016.

	Options/SAR Awards(1)				Stock Awards
Name	Number of Securities Underlying Unexercised Options/ SARs (#) Exercisable(1)	Number of Securities Underlying Unexercised Options/ SARs (#) Unexercisable(1)	Option/ SAR Exercise Price ($/Sh)(2)	Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
Todd M. Bluedorn	56,014	0	51.395	12/7/2019	34,174	5,234,432	97,782	14,977,269
	45,093	0	81.140	12/13/2020
	28,702	14,351	92.640	12/12/2021
	12,203	24,407	131.940	12/11/2022
	0	41,649	156.940	12/9/2023
Joseph W. Reitmeier	2,096	0	46.780	12/9/2017	7,483	1,146,171	21,584	3,306,021
	3,371	0	34.060	12/8/2018
	9,621	0	51.110	12/6/2019
	9,549	0	81.105	12/12/2020
	6,523	3,262	92.640	12/12/2021
	2,653	5,306	131.940	12/11/2022
	0	8,677	156.940	12/9/2023
Douglas L. Young	15,120	0	51.110	12/6/2019	8,816	1,350,347	25,356	3,883,779
	11,671	0	81.105	12/12/2020
	7,501	3,751	92.640	12/12/2021
	3,183	6,367	131.940	12/11/2022
	0	10,412	156.940	12/9/2023
David W. Moon	12,252	0	46.780	12/9/2017	8,231	1,260,742	23,740	3,636,256
	19,101	0	34.060	12/8/2018
	15,120	0	51.110	12/6/2019
	11,671	0	81.105	12/12/2020
	7,175	3,588	92.640	12/12/2021
	2,918	5,836	131.940	12/11/2022
	0	9,544	156.940	12/9/2023
Daniel M. Sessa	9,545	0	51.110	12/6/2019	7,483	1,146,171	21,584	3,306,021
	10,610	0	81.105	12/12/2020
	6,523	3,262	92.640	12/12/2021
	2,653	5,306	131.940	12/11/2022
	0	8,677	156.940	12/9/2023

(1)	Outstanding SARs vest in one-third increments on each anniversary of the date of grant, with the first anniversary date occurring one year after the date of grant.

(2)	Pursuant to the LII 2010 Incentive Plan, the exercise price for all outstanding SARs is based on the grant date fair market value, which is the average of the high and low NYSE trading prices of our common stock on the date of grant.

(3)	The amounts shown represent all outstanding RSUs held by the NEOs. Refer to column (a) of Table 1 below for the vesting dates of such awards.

(4)	The amounts shown are based on the NYSE closing price of our common stock on December 30, 2016 ($153.17).

(5)	The amounts shown represent outstanding PSUs held by the NEOs. Refer to column (b) of Table 1 below for the vesting dates of such awards and the performance assumptions used to calculate the number of unvested PSUs.

Table 1

	(a) Shares or Units of Stock That Have Not Vested		(b) Equity Incentive Plan Awards: Unearned Shares, Units or Other Rights That Have Not Vested
Name	Number of Awards	Vesting Date	Number of Awards	Vesting Date	Performance Assumption
Todd M. Bluedorn	14,321	12/12/17	47,736	12/31/17	Maximum
	10,175	12/11/18	33,916	12/31/18	Maximum
	9,678	12/9/19	16,130	12/31/19	Target

Total	34,174		97,782
Joseph W. Reitmeier	3,255	12/12/17	10,850	12/31/17	Maximum
	2,212	12/11/18	7,374	12/31/18	Maximum
	2,016	12/9/19	3,360	12/31/19	Target

Total	7,483		21,584
Douglas L. Young	3,743	12/12/17	12,476	12/31/17	Maximum
	2,654	12/11/18	8,848	12/31/18	Maximum
	2,419	12/9/19	4,032	12/31/19	Target

Total	8,816		25,356
David W. Moon	3,580	12/12/17	11,934	12/31/17	Maximum
	2,433	12/11/18	8,110	12/31/18	Maximum
	2,218	12/9/19	3,696	12/31/19	Target

Total	8,231		23,740
Daniel M. Sessa	3,255	12/12/17	10,850	12/31/17	Maximum
	2,212	12/11/18	7,374	12/31/18	Maximum
	2,016	12/9/19	3,360	12/31/19	Target

Total	7,483		21,584

2016 Option/SAR Exercises and Stock Vested

The following table provides information regarding the exercise of SARs by our NEOs and each distribution of RSUs and PSUs held by our NEOs in 2016.

	Options/SAR Awards		Stock Awards
Name	Number of SARs Exercised (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Todd M. Bluedorn	167,906	16,811,990	RSU	15,798	2,476,021
			PSU	48,947	8,319,032
Joseph W. Reitmeier	869	104,649	RSU	3,345	523,794
			PSU	10,366	1,761,805
Douglas L. Young	9,551	1,043,977	RSU	4,089	640,297
			PSU	12,669	2,153,223
David W. Moon	15,027	1,809,626	RSU	4,089	640,297
			PSU	12,669	2,153,223
Daniel M. Sessa	10,233	1,011,001	RSU	3,717	582,045
			PSU	11,517	1,957,429

(1)	The dollar amounts shown for RSUs and PSUs are based on the average of the high and low NYSE trading prices of our common stock on the day of distribution.

Retirement Plans

Qualified Retirement Plans

Frozen Consolidated Pension and Profit Sharing Retirement Plans

Effective January 1, 2009, the Company’s Consolidated Pension Plan and Profit Sharing Retirement Plan were frozen. As of that date, benefits under the frozen Pension Plan stopped increasing with additional service and compensation, and additional contributions to the Profit Sharing Plan were discontinued.

The monthly target benefit under the frozen Pension Plan is based on 1.0% of final average annual pay, plus 0.6% of final average annual pay above Social Security covered compensation, multiplied by the number of years of credited service (not to exceed 30 years). The target benefit is reduced by the value of the participant’s defined contribution profit sharing account under the frozen Profit Sharing Plan, with the difference, if any, provided by the frozen Pension Plan. Participants become vested in their frozen Pension Plan accrued benefits after five years of service and may commence unreduced benefits at age 65 (normal retirement age) or actuarially reduced benefits at younger ages if age and service requirements are met (generally the attainment of age 62 and 10 years of service or if age plus years of service total 80). Benefits are generally paid in the form of an annuity. We do not grant extra years of service under the Consolidated Pension Plan. Participants in the frozen Profit Sharing Plan are fully vested in the plan after six years of service and the Company directs the investment funds. Distributions may occur at separation from service and are eligible for roll-over into another qualified retirement plan.

401(k) Salaried Retirement Plan

Salaried employees are eligible to participate in this plan, and contributions can be made on a pre-tax or Roth post-tax basis, subject to limitations for qualified plans under the Code. Participants can contribute up to

75% of their eligible earnings and receive a Company match of 50% on up to 6% of their eligible pay. In addition, all participants (after completing one year of service) receive a base contribution equal to 3% of eligible pay. The match vests after the participant completes two years of service and the base contribution is fully vested.

Non-Qualified Retirement Plans

Supplemental Retirement Plan

The purpose of our Supplemental Retirement Plan is to provide Market-competitive executive level retirement benefit opportunities. It permits income above Code limitations to be considered in determining final average annual pay, doubles the rate of benefit accrual available under the frozen Pension Plan (2.0% of final average annual pay, plus 1.2% of final average annual pay above Social Security covered compensation), limits credited service to 15 years, generally permits early retirement on more favorable terms than the frozen Pension Plan (for example, unreduced benefits at age 62 with 10 years of service or unreduced benefits at age 60 if age plus years of service total 80), and pays benefits in the form of a lump-sum. Any benefits provided under the Supplemental Retirement Plan are reduced by the benefits payable under our Company’s frozen Pension Plan (as if such plan had not been frozen), frozen Profit Sharing Plan, and frozen Profit Sharing Restoration Plan. Participants become vested in their Supplemental Retirement Plan benefit after five years of service. Extra years of credited service are not provided to participants except for up to an additional three years of service and age (subject to the 15 year service limit) in the case of a change in control. The incremental effects of additional years of service are reflected in the tables included in “Potential Payments Upon Termination or Change in Control.”

Frozen Profit Sharing Restoration Plan

We froze the Profit Sharing Restoration Plan and discontinued contributions effective January 1, 2009. Distributions may occur at separation from service and may be paid as a lump-sum or in equal annual installments over either a five- or ten-year period. We direct the investment funds for the frozen Profit Sharing Restoration Plan, which mirror the investments and returns under the frozen Profit Sharing Retirement Plan. The weighted average annual rate of return for the calendar year ended December 31, 2016, was 6.8%.

2016 Pension Benefits

The following table provides information regarding the number of years of service credited to each NEO and the present value of accumulated benefits payable to each NEO under our frozen Consolidated Pension Plan and our Supplemental Retirement Plan as of December 31, 2016, as well as payments made to each NEO in 2016 under such plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Year ($)
Todd M. Bluedorn	Consolidated Pension Plan (Frozen)	1.9	44,858	0
	Supplemental Retirement Plan	9.9	8,443,849	0
Joseph W. Reitmeier	Consolidated Pension Plan (Frozen)	3.3	60,904	0
	Supplemental Retirement Plan	4.6	786,106	0
Douglas L. Young	Consolidated Pension Plan (Frozen)	9.6	101,515	0
	Supplemental Retirement Plan	15.0	4,407,403	0
David W. Moon	Consolidated Pension Plan (Frozen)	11.0	101,932	0
	Supplemental Retirement Plan	10.5	2,123,196	0
Daniel M. Sessa	Consolidated Pension Plan (Frozen)	1.7	37,134	0
	Supplemental Retirement Plan	9.7	2,318,705	0

(1)	The actuarial present value of the lump-sum accumulated benefit payable at December 31, 2016 is equal to the annualized present value factor, multiplied by the monthly benefit. The amounts shown are calculated in accordance with FASB ASC Topic 715, using a 3.62% interest (discount) rate for the Supplemental Retirement Plan and 4.21% for the Consolidated Pension Plan as of December 31, 2016 and the RP-2014 healthy retiree mortality rates, generationally projected with Scale MP-2016. The calculations assume payments are deferred until age 65 for all participants under our frozen Consolidated Pension Plan and until the earliest unreduced retirement age for each participant under our Supplemental Retirement Plan. Additional assumptions are included in Note 12 of the Consolidated Financial Statements for the fiscal year ended December 31, 2016, included in our Form 10-K filed with the SEC on February 21, 2017.

2016 Nonqualified Deferred Compensation

The following table provides information regarding contributions, earnings, withdrawals and distributions under our frozen Profit Sharing Restoration Plan in 2016 for each NEO, as well as each NEO’s aggregate balance in such plan at December 31, 2016.

Name	Executive Contributions in Last Year ($)	Company Contributions in Last Year ($)	Aggregate Earnings in Last Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Year-End ($)
Todd M. Bluedorn	0	0	4,547	0	71,802
Joseph W. Reitmeier(1)	N/A	N/A	N/A	N/A	N/A
Douglas L. Young	0	0	23,193	0	366,232
David W. Moon	0	0	5,946	0	93,892
Daniel M. Sessa	0	0	1,084	0	17,124

(1)	Mr. Reitmeier was not eligible to participate in this plan prior to the plan being frozen.

Potential Payments Upon Termination or Change in Control

Employment Agreements and Change in Control Agreements

We are party to employment agreements and CIC agreements with each NEO. These agreements serve as the basis for the payments and benefits to which each NEO would be entitled in the event of termination of such individual’s employment with our Company under the various circumstances described below.

Employment Agreements

The employment agreements with our NEOs establish the basis of compensation and responsibilities for each NEO and contain post-employment covenants, including confidentiality, prohibition against the diversion of employees, vendors and contractors and prohibition against the solicitation of customers, for a period of 24 months following termination of employment. On January 1 of each year, the agreements automatically renew for an additional year, unless either party notifies the other in writing at least 30 days prior to such date of its decision not to renew the agreement. Except as otherwise provided below, the terms and conditions of our employment agreement with each NEO are substantially similar.

Change in Control Agreements

Our CIC agreements with our NEOs, the terms and conditions of which are substantially similar except as noted below, provide for benefits under specified circumstances if a NEO’s employment is terminated in connection with a CIC transaction. The agreements require the NEO to maintain the confidentiality of our information and not to induce our employees to terminate their employment with our Company, for a period of 24 months following termination of employment.

All CIC agreements entered into after 2009 do not include a 280G Tax Gross-Up provision.

Payments Made Upon Voluntary Termination or Upon For Cause Termination

If a NEO voluntarily terminates his employment with our Company or we terminate a NEO for cause, he will be entitled to receive base salary through the last day of employment and a lump-sum payment equal to unused, accrued vacation days. Unvested SARs, RSUs and PSUs will terminate on the NEO’s last day of employment. Vested SARs will be exercisable for 90 days after the last day of employment if the NEO voluntarily terminates his employment.

Payments Made Upon Retirement

If a NEO retires, he will be entitled to receive his base salary through the last day of employment, a payment under our short-term incentive program based on actual company performance (prorated through the NEO’s last day of employment) and a lump-sum payment equal to unused, accrued vacation days. In addition, with respect to long-term incentive awards:

•	unvested SARs will terminate on the NEO’s last day of employment and vested SARs will remain exercisable for the remainder of the term of the award;

•	for RSUs, the NEO will receive a prorated portion of shares based on the date of retirement at the end of the applicable vesting period; and

•	for PSUs, the NEO will receive, to the extent earned based on achievement of specific performance measures, a prorated portion of shares based on the date of retirement at the end of the applicable performance period.

Payments Made Upon Involuntary — Not for Cause Termination

If we terminate a NEO prior to the expiration of his employment agreement (including non-renewal of the NEO’s agreement) for any reason other than for cause, the NEO will generally be entitled to receive “normal severance compensation” or, in the NEO’s sole discretion, “enhanced severance benefits.” Under both severance packages:

•	all vested SARs will continue to be exercisable for 90 days following the NEO’s last day of employment; and

•	unvested equity awards (SARs, RSUs and PSUs) will terminate on the NEO’s last day of employment.

Normal Severance Compensation. If the NEO elects to receive “normal severance compensation,” he will receive monthly payments equal to the greater of (1) his monthly base salary for the remainder of the employment agreement’s term, or (2) three months of his monthly base salary in addition to any other compensation or benefits applicable to an employee at the NEO’s level, including a lump-sum payment equal to unused, accrued vacation days.

Enhanced Severance Benefits. If the NEO agrees to execute a written general release of any and all possible claims against us existing at the time of termination, we will provide the employee with “enhanced severance benefits.” Payments provided under this severance arrangement, which are dependent on years of service with our Company, generally include the following:

Component	Less than Three Years of Service	Three or More Years of Service
Base Salary	One year of base salary	Two years of base salary
Short-Term Incentive	Lump-sum payment equal to all payments under our short-term incentive programs received by the NEO in the previous 12 months	Lump-sum payment equal to all payments under our short-term incentive programs received by the NEO in the previous 24 months
Payment in Lieu of Outplacement Services	Lump-sum payment equal to 10% of base salary	Same
Payment in Lieu of Perquisites	Lump-sum payment equal to 10% of base salary	Same
Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 18 months while the NEO is unemployed and not eligible for other group health coverage and payment of the equivalent of such premium for up to an additional six months, should the NEO remain unemployed	Same
Death Benefit	If the NEO dies during the enhanced severance period, a lump-sum death benefit equal to six months of the NEO’s base salary will be paid to the NEO’s beneficiary	Same
Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days	Same

Payments Made Upon Death or Disability

Generally, if a NEO dies during the term of his employment agreement, the NEO’s beneficiary will be entitled to receive “normal severance compensation,” as described above. If a NEO becomes permanently disabled during the agreement term, he will generally be entitled to, at the NEO’s option, either “normal severance compensation” or “enhanced severance benefits,” as described above. In the case of either death or disability, with respect to long-term incentive awards:

•	all SARs will vest immediately and remain exercisable for the duration of the term;

•	for RSUs, the NEO, or his beneficiary, will receive a prorated payment based upon the portion of the vesting period the NEO actually served as an employee payable at the time employment ceases; and

•	for PSUs, the NEO, or his beneficiary, will receive, to the extent earned based on achievement of performance measures, a prorated portion of shares based upon the portion of the performance period the NEO actually served as our employee, payable at the time employment ceases.

Payments Made to Mr. Bluedorn if he Terminates his Employment for “Good Reason,” Upon Involuntary — Not for Cause Termination, or Upon Death or Disability

Except as described below, Mr. Bluedorn will receive similar severance benefits as the other NEOs. Mr. Bluedorn’s employment agreement provides for certain severance benefits in the event he terminates his employment for “good reason.” “Good reason” includes:

•	any change in Mr. Bluedorn’s position, authority, duties, or responsibilities inconsistent with the position of CEO (excluding de minimus changes and an isolated, insubstantial and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);

•	any failure by the Company to comply with any of the provisions of Mr. Bluedorn’s employment agreement (excluding an isolated, insubstantial and inadvertent action not taken in bad faith and promptly remedied by the Company after notice);

•	any requirement for him to be based at any office or location other than our current headquarters in Richardson, Texas;

•	any purported termination by the Company of Mr. Bluedorn’s employment otherwise than as expressly permitted by his employment agreement; or

•	any failure by our Board to nominate him for election by the stockholders as a director.

Pursuant to his employment agreement, in the event (1) Mr. Bluedorn terminates his employment for “good reason,” (2) we terminate him prior to the expiration of his employment agreement (including non-renewal of his agreement) for any reason other than for cause, or (3) Mr. Bluedorn dies or becomes permanently disabled during the term of his employment agreement, he (or his beneficiary, as applicable) will be entitled to receive “enhanced severance benefits” as described above under “Payments Made Upon Involuntary — Not For Cause Termination,” provided he (or his personal representative, as applicable) agrees to execute a written general release of any and all possible claims against us existing at the time of termination.

In the case of either death or permanent disability, Mr. Bluedorn’s long-term incentive awards will vest, remain exercisable and be paid or distributed as described above under “Payments Made Upon Death or Disability.”

Payments Made Upon a Change in Control

Definition of Change in Control

A CIC generally includes the occurrence of any of the following events:

•	an acquisition by a third party of 35% or more of our voting stock;

•	a change in a majority of Board members without majority Board approval;

•	stockholder approval of a merger, consolidation or reorganization;

•	stockholder approval of the liquidation or dissolution of our Company; or

•	stockholder approval of the sale of substantially all corporate assets.

Definition of Good Reason

“Good reason,” under each CIC agreement, includes:

•	any change in the NEO’s position, authority, duties, or responsibilities (excluding de minimus changes);

•	any failure to comply with the NEO’s CIC agreement, including without limitation the provision regarding compensation and benefits;

•	a required relocation to any office or location not within 35 miles of the NEO’s current office or location;

•	any failure by any successor to adopt and comply with the NEO’s CIC agreement; or

•	any failure to re-elect to the Board any NEO serving as a member of the Board.

Change in Control Benefits

If a NEO’s employment is terminated without cause or by the NEO for “good reason” either (1) within two years following a CIC, or (2) within six months prior to a CIC, we will provide the NEO with the following CIC benefits:

Component	CIC Benefit
Base Salary Severance	Lump-sum payment equal to three times the NEO’s annual base salary
Prorated Bonus	Lump-sum payment equal to the NEO’s target bonus, prorated based on the last day of employment
Bonus Severance	Lump-sum payment equal to three times the NEO’s target bonus
Payment in Lieu of Outplacement Services	Lump-sum payment equal to 15% of current base salary
Payment in Lieu of Perquisites	Lump-sum payment equal to 45% of current base salary
Post-Employment Health Care Coverage	Payment of COBRA premiums for up to 36 months while the NEO is unemployed and not eligible for other group health coverage
Supplemental Retirement Plan and Profit Sharing Restoration Plan	Three years added to each of the service and age criteria
280G Tax Gross-up(*)	If CIC payments are subject to the excise tax imposed by Section 4999 of the Code, an additional “gross-up payment”
Accrued Vacation	A lump-sum payment equal to unused, accrued vacation days

(*)	The CIC agreement with Mr. Reitmeier does not include a 280G Tax Gross Up provision.

Upon a CIC, all outstanding SARs, RSUs and PSUs held by the NEO will immediately vest and become exercisable, with applicable performance measures for outstanding PSUs deemed to have been satisfied at the highest possible level (200% of target). Further, outstanding SARs may be exercised by the NEO up to 90 days after a NEO’s termination within one year following a CIC.

Tables Illustrating Potential Payments Upon Termination or Change in Control

The following tables provide information regarding the benefits to which each NEO would be entitled in the event of termination of such individual’s employment with our Company under specified circumstances, including a CIC. Except as otherwise noted, the amounts shown (1) are estimates only and (2) assume that (A) termination was effective as of December 31, 2016, (B) in the case of disability, the NEO elects to receive “enhanced severance benefits,” (C) in the case of retirement, the NEO is eligible for retirement and (D) in the case of CIC, the NEO terminates for “good reason” or is involuntarily terminated without cause.

Todd M. Bluedorn

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance(1)	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$273,000	$2,184,000	$2,184,000	$2,184,000	$0	$3,276,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	1,365,000
Bonus	0	0	0	2,503,534	2,503,534	2,503,534	0	4,095,000
Payment in Lieu of Outplacement Services	0	0	0	109,200	109,200	109,200	0	163,800
Payment in Lieu of Perquisites	0	0	0	109,200	109,200	109,200	0	491,400
Post-Employment Health Care Coverage	0	0	0	36,044	22,923	36,044	0	61,408
Long-Term Equity Accelerated Vesting(2)	0	7,993,428	0	0	9,380,255	9,380,255	0	24,069,160
Incremental Payment Under Supplemental Retirement Plan & Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	4,715,918
280G Tax Gross-up	0	0	0	0	0	0	0	0
Unused, Accrued Vacation(3)	105,000	105,000	105,000	105,000	105,000	105,000	105,000	105,000

TOTAL	$105,000	$8,098,428	$378,000	$5,046,978	$14,414,112	$14,427,233	$105,000	$38,342,686

(1)	The amounts shown reflect the same severance benefits that would be provided to Mr. Bluedorn if he terminated employment with our Company for “good reason” under his employment agreement as discussed above.

(2)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. Such amounts are based on the NYSE closing price of our common stock on December 30, 2016, which was $153.17.

(3)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2016 (assuming the NEO did not take any vacation days in 2016). Actual payouts may vary depending on the specific circumstances.

Joseph W. Reitmeier

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$118,750	$950,000	$118,750	$950,000	$0	$1,425,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	332,500
Bonus	0	0	0	562,217	0	562,217	0	997,500
Payment in Lieu of Outplacement Services	0	0	0	47,500	0	47,500	0	71,250
Payment in Lieu of Perquisites	0	0	0	47,500	0	47,500	0	213,750
Post-Employment Health Care Coverage	0	0	0	36,713	0	0	0	58,935
Long-Term Equity Accelerated Vesting(1)	0	1,800,102	0	0	2,110,198	2,110,198	0	5,276,938
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	947,151
280G Tax Gross-up	0	0	0	0	0	0	0	n/a
Unused, Accrued Vacation(2)	45,673	45,673	45,673	45,673	45,673	45,673	45,673	45,673

TOTAL	$45,673	$1,845,775	$164,423	$1,689,603	$2,274,621	$3,763,088	$45,673	$9,368,697

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. Such amounts are based on the NYSE closing price of our common stock on December 30, 2016, which was $153.17.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2016 (assuming the NEO did not take any vacation days in 2016). Actual payouts may vary depending on the specific circumstances.

Douglas L. Young

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$135,000	$1,080,000	$135,000	$1,080,000	$0	$1,620,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	378,000
Bonus	0	0	0	870,352	0	870,352	0	1,134,000
Payment in Lieu of Outplacement Services	0	0	0	54,000	0	54,000	0	81,000
Payment in Lieu of Perquisites	0	0	0	54,000	0	54,000	0	243,000
Post-Employment Health Care Coverage	0	0	0	23,368	0	0	0	38,169
Long-Term Equity Accelerated Vesting(1)	0	2,086,868	0	0	2,449,087	2,449,087	0	6,213,926
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	248,258
280G Tax Gross-up	0	0	0	0	0	0	0	0
Unused, Accrued Vacation(2)	51,923	51,923	51,923	51,923	51,923	51,923	51,923	51,923

TOTAL	$51,923	$2,138,791	$186,923	$2,133,643	$2,636,010	$4,559,362	$51,923	$10,008,276

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. Such amounts are based on the NYSE closing price of our common stock on December 30, 2016, which was $153.17.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2016 (assuming the NEO did not take any vacation days in 2016). Actual payouts may vary depending on the specific circumstances.

David W. Moon

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$125,000	$1,000,000	$125,000	$1,000,000	$0	$1,500,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	350,000
Bonus	0	0	0	432,883	0	432,883	0	1,050,000
Payment in Lieu of Outplacement Services	0	0	0	50,000	0	50,000	0	75,000
Payment in Lieu of Perquisites	0	0	0	50,000	0	50,000	0	225,000
Post-Employment Health Care Coverage	0	0	0	39,412	0	0	0	135,146
Long-Term Equity Accelerated Vesting(1)	0	1,979,729	0	0	2,320,809	2,320,809	0	5,804,194
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	1,052,286
280G Tax Gross-up	0	0	0	0	0	0	0	0
Unused, Accrued Vacation(2)	48,077	48,077	48,077	48,077	48,077	48,077	48,077	48,077

TOTAL	$48,077	$2,027,806	$173,077	$1,620,372	$2,493,886	$3,901,769	$48,077	$10,239,703

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. Such amounts are based on the NYSE closing price of our common stock on December 30, 2016, which was $153.17.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2016 (assuming the NEO did not take any vacation days in 2016). Actual payouts may vary depending on the specific circumstances.

Daniel M. Sessa

			Involuntary-Not For Cause Termination
Component	Voluntary Termination	Retirement	Normal Severance	Enhanced Severance	Death	Disability	For Cause Termination	Change in Control
Base Salary	$0	$0	$120,000	$960,000	$120,000	$960,000	$0	$1,440,000
Prorated Bonus	n/a	n/a	n/a	n/a	n/a	n/a	n/a	336,000
Bonus	0	0	0	612,528	0	612,528	0	1,008,000
Payment in Lieu of Outplacement Services	0	0	0	48,000	0	48,000	0	72,000
Payment in Lieu of Perquisites	0	0	0	48,000	0	48,000	0	216,000
Post-Employment Health Care Coverage	0	0	0	23,368	0	0	0	38,146
Long-Term Equity Accelerated Vesting(1)	0	1,800,102	0	0	2,110,198	2,110,198	0	5,276,938
Incremental Payment Under Supplemental Retirement Plan and Frozen Profit Sharing Restoration Plan	0	0	0	0	0	0	0	1,266,897
280G Tax Gross-up	0	0	0	0	0	0	0	0
Unused, Accrued Vacation(2)	46,154	46,154	46,154	46,154	46,154	46,154	46,154	46,154

TOTAL	$46,154	$1,846,256	$166,154	$1,738,050	$2,276,352	$3,824,880	$46,154	$9,700,135

(1)	The amounts shown reflect pro-rata vesting of unvested long-term incentive awards. Such amounts are based on the NYSE closing price of our common stock on December 30, 2016, which was $153.17.

(2)	The amounts shown represent a lump-sum payment for five weeks of vacation in 2016 (assuming the NEO did not take any vacation days in 2016). Actual payouts may vary depending on the specific circumstances.

DIRECTOR COMPENSATION

We use a combination of cash, stock and long-term equity awards to compensate members of our Board. Directors who are also employees of our Company do not receive any additional compensation for serving on our Board.

Each year, the Committee reviews benchmark data from our Compensation Peer Group and other general industry surveys to assess the competitiveness of our director compensation program. If the Committee believes changes are warranted to the Board compensation program, the Committee recommends the proposed changes to the independent members of the Board for approval.

2016 Annual Retainer

In 2016, we provided the following retainers to our Board, paid on a quarterly basis:

	Board Retainer	Lead Director / Committee Chair Retainer
Non-Employee Directors	$100,000, with up to $80,000 payable in cash and the remainder payable in Company common stock	• Lead Director:	$25,000
		• Audit:	$20,000
		• Compensation and Human Resources:	$15,000
		• Board Governance:	$15,000
		• Public Policy:	$10,000

Non-Employee Directors’ Compensation and Deferral Plan

Under this plan, non-employee directors may receive all or a portion of their annual retainer for service on the Board in Company common stock.

Long-Term Incentive Compensation

Non-employee directors receive 100% of their long-term incentive in the form of RSUs under the LII 2010 Incentive Plan. In 2016, we awarded each non-employee director 739 RSUs. Generally, the RSUs vest three years following the date of grant provided that the director remains on our Board throughout the vesting period.

Retirement and Health and Welfare Plans

We provide a frozen Directors’ Retirement Plan for non-employee directors who were active Board members prior to 1998 and allow such directors to participate in our health care program under the same terms and provisions that we provide to our employees. The frozen Directors’ Retirement Plan provides for partial continuation of the cash component of the director’s annual retainer at the time of retirement for life. During 2016, Mr. Major was the only active and continuing Board member eligible to participate in the Directors’ Retirement Plan and the only active Board member who participates in our health care program.

Perquisites and Other Compensation

We allow our non-employee directors to participate in our employee rebate program, which provides rebates on eligible residential heating and air conditioning equipment, accessories, and supplies. We reimbursed all non-employee directors for their reasonable expenses incurred in connection with attendance at Board or Board committee meetings. We also provided some non-employee directors with communication devices in order to access Board materials.

Stock Ownership Guidelines

Pursuant to our Corporate Governance Guidelines, all non-employee directors are subject to stock ownership guidelines. Unvested RSUs and shares of common stock owned count towards this requirement.

Each non-employee director is required to own shares of our common stock having a value of at least three times their annual retainer within three years after their election, and four times their annual retainer within five years after their election.

As of December 31, 2016, all non-employee directors met our stock ownership guidelines, except for Ms. Rucker and Mr. Mitchell, who joined the Board in 2015 and 2016, respectively.

2016 Director Compensation Table

The following table provides information regarding compensation earned in 2016 by each non-employee director:

Name	Fees Earned ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Janet K. Cooper	100,000	111,008	N/A	0	211,008
C.L. (Jerry) Henry	57,500	346,805	N/A	0	404,305
John E. Major	115,000	111,008	0	0	226,008
Max H. Mitchell	28,847	111,008	N/A	0	139,855
John W. Norris, III	110,000	111,008	N/A	0	221,008
Karen H. Quintos	100,000	111,008	N/A	0	211,008
Kim K.W. Rucker	100,000	111,008	N/A	0	211,008
Paul W. Schmidt	107,278	111,008	N/A	0	218,286
Terry D. Stinson	100,000	111,008	N/A	0	211,008
Gregory T. Swienton	112,540	111,008	N/A	0	223,548
Todd J. Teske	134,541	111,008	N/A	0	245,549

(1)	The table below identifies the allocation between cash and stock of the retainer fees earned in 2016 by each non-employee director:

Name	Paid in Stock	Paid in Cash
Janet K. Cooper	19,627	80,373
C.L. (Jerry) Henry	9,858	47,642
John E. Major	19,627	95,373
Max H. Mitchell	5,530	23,317
John W. Norris, III	19,627	90,373
Karen H. Quintos	99,764	236
Kim K.W. Rucker	19,627	80,373
Paul W. Schmidt	19,627	87,651
Terry D. Stinson	99,764	236
Gregory T. Swienton	82,315	30,225
Todd J. Teske	19,627	114,914

(2)

For Mr. Henry, the amount represents the incremental expense associated with the vesting of outstanding RSUs upon his retirement from the Board on May 12, 2016. For the other non-employee directors, the amounts shown represent the grant date fair value (prior to any assumed forfeitures related to service-based vesting conditions, where applicable) in accordance with FASB ASC Topic 718, in connection with

RSUs granted under the LII 2010 Incentive Plan. The grant date fair value of RSUs granted to non-employee directors in 2016, calculated in accordance with FASB ASC Topic 718, is as follows:

	Grant Date	RSUs Granted in 2016 (#)	Grant Date Fair Value Per Share ($)(a)	Grant Date Fair Value ($)

Each Non-Employee Director	December 9, 2016	739	150.214	111,008

(a)	$150.214 is the dividend discounted value, based on a dividend yield of 1.46%, of the average of the high and low NYSE trading prices of our common stock on the date of the grant, which was $156.94.

(3)	The amount shown represent the change in the present value of accumulated pension benefits that accrued during 2016 under our Directors’ Retirement Plan, based on a 3.72% discount rate. Although the actual change in the present value of accumulated pension benefits was negative, $0 is shown for Mr. Major as required.

(4)	The aggregate value of perquisites for each non-employee director was less than $10,000.

The following table provides information regarding the aggregate number of outstanding RSUs held by each non-employee director as of December 31, 2016. RSUs generally vest on the third anniversary of the date of grant.

Name	Aggregate RSUs Outstanding as of December 31, 2016 (# of shares)
Janet K. Cooper	2,689
C.L. ‘Jerry’ Henry	0
John E. Major	2,689
Max H. Mitchell	739
John W. Norris, III	2,689
Karen H. Quintos	2,689
Kim K.W. Rucker	1,550
Paul W. Schmidt	2,689
Terry D. Stinson	2,689
Gregory T. Swienton	2,689
Todd J. Teske	2,689

EQUITY COMPENSATION PLAN INFORMATION

We currently administer three equity compensation plans: the LII 2010 Incentive Plan, the 2012 Employee Stock Purchase Plan, and the Non-Employee Directors’ Compensation and Deferral Plan. The following table provides information as of December 31, 2016 regarding shares of our common stock that may be issued under these equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(3)
Equity compensation plans approved by security holders
• LII 2010 Incentive Plan	1,614,674	$98.32	3,605,551
• 2012 Employee Stock Purchase Plan	—	—	2,407,058
• Non-Employee Directors’ Compensation and Deferral Plan	—	—	240,110

Equity compensation plans not approved by security holders	—	—	—

Total	1,614,674	$98.32	6,252,719

(1)	Includes the following:

•	1,144,070 stock appreciation rights granted under the LII 2010 Incentive Plan, which, upon exercise, will be net-settled in shares of our common stock;

•	244,085 shares of our common stock to be issued upon the vesting of restricted stock units outstanding under the LII 2010 Incentive Plan; and

•	226,519 shares of our common stock to be issued, assuming we meet the target performance goals for the applicable three-year performance period, of performance share units granted under the LII 2010 Incentive Plan.

The following table illustrates the number of shares of our common stock that may be issued pursuant to outstanding performance share units and the number of shares that may be available for future issuance under our equity compensation plans if our performance falls below or exceeds our target performance goals:

	Performance Level
	Below Threshold	Threshold	Target	Maximum
Shares to be Issued Pursuant to Outstanding Performance Share Units	0	113,259	226,519	453,038
Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans	6,479,238	6,365,979	6,252,719	6,026,200

(2)	Excludes performance share unit and restricted stock unit awards because such awards have no exercise price.

(3)	Assuming, with respect to outstanding performance share units, we meet target performance goals for the applicable three-year performance period, includes 3,605,551 shares of common stock available for issuance under the LII 2010 Incentive Plan, of which 2,794,259 shares are available for awards to employees and 811,292 shares are available for awards to non-employee directors; 2,407,058 shares of common stock available for issuance under the 2012 Employee Stock Purchase Plan, and 240,110 shares of common stock available for issuance under the Non-Employee Directors’ Compensation and Deferral Plan.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

All related party transactions must be approved in accordance with the written Related Party Transactions Policy adopted by our Board. A related party transaction is a transaction or relationship since the beginning of the Company’s last fiscal year in which (1) the total amount involved will or may be expected to exceed $120,000, (2) the Company or any of its subsidiaries is a participant, and (3) any related party has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of an equity interest in another entity). A related party is any person who is or was since the beginning of the previous fiscal year an executive officer, director or nominee for election as a director, a stockholder owning more than 5% of the Company’s voting securities, or an immediate family member of any of these persons.

Our Board has considered certain limited types of transactions with related persons that meet specified criteria and determined that each of them is deemed to be pre-approved under the terms of the Related Party Transaction Policy. These include (1) transactions with companies and charitable contributions to organizations at which a related party’s only relationship is as an employee (other than an executive officer), if the amount of the transaction or contribution does not exceed the greater of $1,000,000 or 1% of that Company’s total annual revenue, (2) transactions involving competitive bids, (3) regulated transactions, and (4) certain routine banking services.

Our Audit Committee is generally responsible for approving all related party transactions, which must be on terms that are fair to our Company and comparable to those that could be obtained in arm’s length dealings with an unrelated third party. In the event a related party transaction involves one or more members of the Audit Committee, the transaction must be approved by an ad hoc committee appointed by the Board and composed entirely of independent and disinterested directors. There were no transactions with related persons in 2016 that require disclosure pursuant to Item 404(a) of Regulation S-K.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation and Human Resources Committee was an officer or employee of our Company or any of our subsidiaries during 2016 or at any other time, and no member had any relationship with the Company requiring disclosure under “Certain Relationships and Related Party Transactions” above. In addition, none of our executive officers served on the board of directors or on the compensation committee of any other entity, for which any executive officers of such other entity served either on our Board or on our Compensation and Human Resources Committee.

OWNERSHIP OF COMMON STOCK

The following table provides information regarding the beneficial ownership of our common stock as of February 1, 2017 (unless otherwise noted) by (1) each person known to own beneficially more than 5% of our common stock, (2) each of our directors, (3) each of our NEOs, and (4) all current directors and executive officers as a group.

For purposes of this table, “beneficial ownership” (as defined in Rule 13d-3 of the Securities Exchange Act of 1934 (the “Exchange Act”)) takes into account shares as to which the individual has or shares voting or investment power as well as shares that may be acquired within 60 days (such as by exercising vested stock options or SARs, or the vesting of RSUs) and is different from beneficial ownership for purposes of Section 16 of the Exchange Act. As a result, the numbers below may differ from the numbers reported in forms filed pursuant to Section 16 (e.g., Forms 4).

To our knowledge and unless otherwise indicated, each stockholder listed below has sole voting and investment power over the shares listed as beneficially owned by such stockholder. Percentage of ownership is based on 42,982,367 shares of common stock outstanding as of February 9, 2017. Number of shares held by beneficial owners of more than 5% of our common stock and percentage ownership are as of the date of the applicable SEC filing made by those owners (unless otherwise noted).

Name of Beneficial Owner	Common Stock Held (#)	Common Stock that may be Acquired Within 60 Days(#)	Total Shares Beneficially Held(#)	Percent of Class (%)
5% Stockholders
John W. Norris, Jr.(1)	3,181,613	0	3,181,613	7.4%
BlackRock, Inc.(2)	3,040,115	0	3,040,115	7.1%
JPMorgan Chase & Co.(3)	2,669,529	0	2,669,529	6.2%
T. Rowe Price Associates, Inc.(4)	2,849,374	0	2,849,374	6.6%
The Vanguard Group(5)	3,160,093	0	3,160,093	7.4%
Directors and Executive Officers
Todd M. Bluedorn	171,049	142,102	313,061	*
Janet Cooper(6)	11,692	0	11,692	*
John E. Major(7)	17,933	0	17,933	*
Max H. Mitchell	36	0	36	*
David W. Moon	104,314	68,237	172,551	*
John W. Norris, III(8)	665,705	0	665,705	1.5%
Kim K.W. Rucker	264	0	264	*
Karen H. Quintos	1,863	0	1,863	*
Joseph Reitmeier	6,341	33,813	40,154	*
Paul W. Schmidt(9)	10,070	0	10,070	*
Daniel M. Sessa	37,909	29,331	67,240	*
Terry D. Stinson	41,272	0	41,272	*
Gregory T. Swienton	16,757	0	16,757	*
Todd J. Teske	6,589	0	6,589	*
Douglas L. Young	52,339	37,475	89,814	*

All executive officers and directors as a group (19 persons)	1,171,090	371,153	1,542,243	3.6%

*	Less than 1% of outstanding common stock

(1)	Solely based on the Schedule 13D filed with the Securities and Exchange Commission filed by Mr. Norris, Jr. on August 12, 1999, and amended on April 6, 2015, and includes (a) 2,545,105 shares directly owned by the Norris Family Limited Partnership, which is controlled by Mr. Norris, Jr.; (b) 321,750 shares directly owned by the John W. Norris, Jr. Trust A, for which Mr. Norris, Jr. is a trustee and a beneficiary and (c) 214,758 shares held by the John and Terry Norris Living Trust, for which Mr. Norris Jr. is a trustee. Mr. Norris, Jr. reported sole voting and dispositive power with respect to 2,759,783 shares and shared voting and dispositive power with respect to 321,750 shares.

(2)	As reported by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055, on an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 25, 2017. BlackRock, Inc. reported sole voting power with respect to 2,904,043 shares and sole dispositive power with respect to 3,040,115 shares.

(3)	As reported by JPMorgan Chase & Co., 270 Park Avenue, New York, NY 10017 on an amendment to Schedule 13G filed with the Securities and Exchange Commission on January 19, 2017. JPMorgan Chase reported sole voting power with respect to 2,354,401 shares, shared voting power with respect to 2,240 shares, sole dispositive power with respect to 2,644,698 shares and shared dispositive power with respect to 24,177 shares.

(4)	As reported by T. Rowe Price Associates, Inc. (“Price Associates”), 100 E. Pratt Street, Baltimore, MD 21202, on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 7, 2017. Price Associates reported sole voting power with respect to 505,836 shares and sole dispositive power with respect to 2,849,374 shares.

(5)	As reported by The Vanguard Group, 100 Vanguard Boulevard, Malvern, PA 19355 on an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 10, 2017. The Vanguard Group reported sole voting power with respect to 23,015 shares, shared voting power with respect to 4,416 shares, sole dispositive power with respect to 3,134,671 shares and shared dispositive power with respect to 25,422 shares.

(6)	Excludes 6,000 shares held by the Janet K. Cooper 2012 Trust. Ms. Cooper disclaims beneficial ownership of such shares.

(7)	Includes 12,882 shares held by the Major Family Trust.

(8)	Includes (a) 11,301 shares held by the L.C. Norris Trust, for which Mr. Norris’s brother is a trustee and Mr. Norris disclaims beneficial ownership; (b) 21,992 shares held by the W.H. Norris Revocable Trust and 28,372 shares held by the B.W. Norris Revocable Trust, for which Mr. Norris is a co-trustee and disclaims beneficial ownership; (c) 321,750 shares held by the John W. Norris, Jr. Trust A, for which Mr. Norris is one of the trustees and for which Mr. Norris disclaims beneficial ownership; (d) 16,838 shares held by his spouse, Catherine Houlihan, for which Mr. Norris disclaims beneficial ownership; (e) 1,000 shares held by one of Mr. Norris’s minor children, for which Mr. Norris disclaims beneficial ownership; and (f) 216,369 shares held by a Grantor Retained Annuity Trust.

(9)	Includes 8,113 shares held by the Mary T. Schmidt Irrevocable Trust U/A/D 10-16-12 of which Mr. Schmidt is a co-trustee and a beneficiary and 1,957 shares held by the Paul W. Schmidt Living Trust.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to timely file with the SEC initial reports of ownership and reports of changes in their ownership of our common stock. SEC regulations require our directors, executive officers and greater than 10% stockholders to furnish us with copies of these reports.

To our knowledge, based solely on a review of the reports we filed on behalf of our directors and executive officers, written representations from these persons that no other reports were required and all Section 16(a) reports provided to us, we believe that during fiscal 2016 our directors, executive officers and holders of more than 10% of our common stock filed the required reports on a timely basis under Section 16(a).

In February, 2017, one of our directors, John W. Norris, III, determined that 9,547 shares previously reported as being owned by one of his children may have been double-counted. This was corrected on a SEC Form 5.

OTHER INFORMATION

Proxy Solicitation

We will pay for the cost of this proxy solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from stockholders by telephone, facsimile, email or in person. They will not be paid for soliciting proxies but may be reimbursed for out-of-pocket expenses related to the proxy solicitation. We have retained Georgeson LLC to assist in the solicitation of proxies for a fee of $12,000 plus reimbursement of expenses. We will also make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners of our common stock. Upon request, we will reimburse the brokerage houses and custodians for their reasonable expenses in so doing.

Multiple Stockholders Sharing the Same Address

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, stockholders who have the same address and last name will receive only one copy of our Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and Annual Report on Form 10-K, unless one or more of these stockholders notifies us by contacting our Investor Relations department indicated below that they wish to continue receiving individual copies. This procedure helps reduce our printing costs and postage fees.

Stockholders who participate in householding will continue to receive separate Proxy Cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other stockholders of record with whom you share an address currently receive multiple copies of the Notice of Annual Meeting of Stockholders, Proxy Statement, Annual Report to Stockholders, and Annual Report on Form 10-K, or if you hold stock in more than one account, and, in either case, you wish to receive only a single copy of each of these documents for your household, please contact our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.

If you participate in householding and wish to receive a separate copy of these documents, please notify our Investor Relations department as indicated above and we will promptly send you a separate copy.

Form 10-K

Our Annual Report on Form 10-K (excluding exhibits) is a part of our 2016 Annual Report to Stockholders, which is being sent with this Proxy Statement. If you are entitled to vote at the Annual Meeting of Stockholders, you may obtain a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, including the financial statements required to be filed with the SEC, without charge, by contacting our Investor Relations department by telephone at (972) 497-5000 or in writing at 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Investor Relations.

Stockholder Proposals for the 2018 Annual Meeting of Stockholders

Proposals for Inclusion in the Proxy Statement

If you wish to submit a proposal for possible inclusion in our 2018 Proxy Statement, we must receive your notice, in accordance with the rules of the SEC, on or before December 8, 2017. The proposal should be sent in writing to 2140 Lake Park Blvd., Richardson, Texas 75080, Attention: Corporate Secretary.

Proposals Not for Inclusion in the Proxy Statement to be Offered at the 2018 Annual Meeting

If you wish to introduce a proposal at the 2018 annual meeting of stockholders but do not want your proposal to be included in our 2018 proxy materials, our Bylaws require you to follow certain procedures and provide certain information and representations related to your proposal. Among other requirements, you must give written notice to our Corporate Secretary of your intention to introduce your proposal and must represent that (1) you are a holder of record of Company stock entitled to vote at the annual meeting and (2) you intend to appear at the annual meeting to present your proposal. We must receive your notice at least 60 days, but no more than 90 days, prior to the 2018 annual meeting of stockholders. If we give less than 70 days’ notice of the 2018 annual meeting of stockholders date, we must receive your notice within 10 days following the date on which notice of the date of the 2018 annual meeting of stockholders was mailed or such public disclosure was made to our stockholders. In the case of a special meeting of stockholders, we must receive your notice within 10 days following the date on which notice of such meeting is first given to stockholders.

Your notice must include certain information about you, your proposal, and any person “acting in concert” with you and why implementation of your proposal would be in the best interest of the Company and its stockholders. Your notice must also include the shares of the Company’s stock you beneficially own (including any option, warrant or similar right and any other direct or indirect right or interest that may enable you to share in any profit, or manage the risk, from any change in the value of the Company’s stock), any proxy or other right you hold to vote the Company’s stock (or any similar right which has the effect of increasing or decreasing your voting power), performance-related fees which you would be entitled to as a result of any change in the value of the Company’s stock, any material interest you have in your proposal and any other information required to disclosed in a proxy statement. Depending on the nature of the proposal, additional information may be required. If you do not appear at the meeting to represent your proposal, your proposal will be disregarded.

By Order of the Board of Directors,

John D. Torres
Corporate Secretary

Richardson, Texas

April 7, 2017

PROXY VOTING INSTRUCTIONS

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 P.M Eastern Time, May 17, 2017.

VOTE BY INTERNET	WWW.FCRVOTE.COM/LENNOX

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time, May 17, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

OR

VOTE BY TELEPHONE	1-866-509-1046

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, May 17, 2017. Have your proxy card in hand when you call and then follow the instructions. OR

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided to: IVS Associates, Inc., C/O First Coast Results, Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

CONTROL NUMBER

    If submitting a proxy by mail, please sign and date the card below and fold and detach card at perforation before mailing.

LENNOX INTERNATIONAL PROXY SOLICITED BY LENNOX BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposals 2 and 3 and FOR One Year on Proposal 4.

Proposal 1 Election of Directors.

(01) Janet K. Cooper (02) John W. Norris, III (03) Karen H. Quintos (04) Paul W. Schmidt

FOR ALL	❑	WITHHOLD ALL	❑	FOR ALL EXCEPT	❑

To withhold your vote for any individual nominee(s), mark “For All Except” box and write the number(s) of the nominees(s) on the line below.

		FOR	AGAINST		ABSTAIN
Proposal 2	Ratifying the appointment of KPMG LLP as our independent registered public accounting firm for the 2017 fiscal year.	❑	❑		❑

Proposal 3	Advisory vote to approve the compensation of the named executive officers as disclosed in our proxy statement.	❑	❑		❑

Proposal 4	Advisory vote on the frequency of future advisory votes on the compensation of the named executive officers as disclosed in our proxy statement.	ONE YEAR	TWO YEARS	THREE YEARS	ABSTAIN
		❑	❑	❑	❑

Note:    In their discretion, John D. Torres and Todd M. Bluedorn, the proxies named in this card, are authorized to vote upon such business as may properly come before the Annual Meeting in accordance with the terms of our Amended and Restated Bylaws.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Signature

Signature (Capacity)

Date
NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If stockholder is a corporation, please sign full corporate name by authorized officers, giving full title as such. If a partnership, please sign in partnership name by authorized person, giving full title as such.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

of Stockholders to be held May 18, 2017.  The Proxy Statement and our 2017 Annual

Report to Stockholders are available at:  www.fcrvote.com/lennox

SIGN, DATE AND MAIL YOUR PROXY TODAY,

UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE.

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE DATE, MARK, SIGN AND RETURN

THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET, TELEPHONE OR MAIL, MUST BE

RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME, MAY 17, 2017,

TO BE INCLUDED IN THE VOTING RESULTS. ALL VALID PROXIES RECEIVED PRIOR TO 11:59 P.M. EASTERN TIME, MAY 17, 2017 WILL BE VOTED.

Continued and to be signed on the reverse side.

    If submitting a proxy by mail, please sign and date the card on reverse and fold and detach card at perforation before mailing.

ANNUAL MEETING OF STOCKHOLDERS

May 18, 2017, 10:30 a.m.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The signatory of this Proxy, by execution on the reverse side of this Proxy, hereby appoints and constitutes Todd M. Bluedorn and John D. Torres, and each of them, with full power of substitution, with the powers the signatory of this Proxy would possess if personally present, to vote all shares of Lennox International Inc. Common Stock entitled to be voted by the signatory at the Annual Meeting of Stockholders to be held at 10:30 a.m., local time, on May 18, 2017, at the Company’s Corporate Headquarters, 2140 Lake Park Blvd., Richardson, Texas 75080, or at any reconvened meeting after any adjournment or postponement thereof, on the matters set forth on the reverse side in accordance with any directions given by the signatory and, in their discretion, on all other matters that may properly come before the Annual Meeting or any reconvened meeting after any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3 AND “FOR” ONE YEAR ON PROPOSAL 4, AND IN THE NAMED PROXIES’ DISCRETION ON ALL OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

SEE REVERSE SIDE